    As filed with the Securities and Exchange Commission on April 23, 1998
                                                     Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                       CERTIFIED DIABETIC SERVICES, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                               8099                               65-0765452
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer Identification
incorporation or organization)       Classification Code Number)                    Number)



                          2373 Horseshoe Drive South
                             Naples, Florida 34104
                                (941) 430-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Frederick J. Roberts
                     President and Chief Operating Officer
                       Certified Diabetic Services, Inc.
                          2373 Horseshoe Drive South
                             Naples, Florida 34104
                                (941) 430-5000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                       Copies of all correspondence to:

                          Stephan J. Mallenbaum, Esq.
                          Jonathan H. Spanbock, Esq.
                                Bryan Cave LLP
                                245 Park Avenue
                           New York, New York 10167
                                (212) 692-1800



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                               Proposed              Proposed
                                                                Maximum               Maximum
   Title of Each Class of Securities       Amount to be     Offering Price           Aggregate            Amount of
            to be Registered              Registered(5)        per Share          Offering Price       Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (the
 "Common Stock")(1) ...................      957,500         $  4.03125(2)      $   3,859,921.88(2)        $ 1,139
-------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise
 of Investor Warrants, each to purchase
 one share of Common Stock (3) ........       70,000         $   4.77   (4)     $        333,900(4)        $ 99
-------------------------------------------------------------------------------------------------------------------------
Total ............................................................................................         $ 1,238
=========================================================================================================================

--------------------------------------------------------------------------------
(1) Includes (i) 20,000 shares of Common Stock issued to the Registrant's private placement agent in connection with the Registrant's 1998 private placement (the "Private Placement"), and (ii) 937,500 shares of Common
    Stock issuable to the investors in the Private Placement upon conversion, if any, of the shares of Series A Convertible Preferred Stock of the Registrant, par value $.01 per share (the "Series A Preferred Stock").


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) using the average of the bid and asked prices reported on the OTC Bulletin Board for the Common Stock as of April 21, 1998.


(3) This Common Stock is issuable upon exercise of certain warrants issued to the investors in the Private Placement (the "Investor Warrants"), entitling the investors to purchase up to an aggregate of 70,000 shares of Common Stock at an exercise price of $4.77 per share.


(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).


(5) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions contained in the Investor Warrants and applicable to the Series A Preferred Stock.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to completion, dated April 23, 1998

                               1,027,500 Shares

                               [GRAPHIC OMITTED]

                       CERTIFIED DIABETIC SERVICES, INC.
                                 Common Stock
     This Prospectus relates to an offering (the "Offering") of 1,027,500 shares of Common Stock, par value $.01 per share (the "Common Stock") of Certified Diabetic Services, Inc., a Delaware corporation ("Certified" or, individually or with one or more of its operating subsidiaries and/or their predecessor corporations, the "Company"). All of the shares of Common Stock offered hereby are to be sold by persons who are existing stockholders of the Company (the "Selling Stockholders") named herein under "Selling Stockholders". Of the shares offered hereby, (i) 20,000 are issued and outstanding shares of Common Stock of the Company issued to the Company's private placement agent in connection with the Company's 1998 private placement (the "Private Placement"),
(ii) 70,000 are shares issuable upon exercise of certain warrants issued to the investors in the Private Placement (the "Investor Warrants"), which warrants have an exercise price of $4.77 per share, and (iii) 937,500 are shares issuable to the investors in the Private Placement upon conversion, if any, of the shares of Series A Convertible Preferred Stock of the Company, par value $.01 per share (the "Series A Preferred Stock"), which shares of Series A Preferred Stock are convertible into shares of Common Stock at a rate equal to the lower of (a) $6.50 per share of Common Stock, or (b) 80% of the average of the two lowest closing bid prices of the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by the holders of the Series A Preferred Stock, subject to adjustment in order to prevent dilution and in the case of any recapitalization, consolidation, merger and certain other events. See "Selling Stockholders" and "Description of Securities." The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders but will receive up to an aggregate of approximately $333,900 upon exercise of the Investor Warrants.

     The Selling Stockholders have advised the Company that they may from time to time sell all or a portion of the shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market ("NASDAQ SmallCap") or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any participating broker-dealers may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the shares from time to time. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

     Prior to this Offering, shares of the Common Stock have been traded, and the price of such shares has been quoted, pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on the "OTC Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD") under the symbol CDIP. On April 21, 1998, the last reported sale price of the Common Stock on the OTC Electronic Bulletin Board was $4.00 per share. The Company has filed an application for the Common Stock to be quoted on NASDAQ SmallCap under the symbol "CDIP." There can be no assurance that the application will be accepted.

     These securities are highly speculative and involve a high degree of risk and immediate and substantial dilution. See "Risk Factors" beginning on page 7 and "Dilution" on page 19.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is      , 1998

The Company intends to furnish its stockholders with annual reports containing audited financial statements, quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year of the Company, and such other periodic reports as the Company deems appropriate or as may be required by law.

This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward looking statements. The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements as a result of, among other things, the factors set forth in the section entitled "Risk Factors."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Investors should carefully consider the information set forth under the heading "Risk Factors."


                                  The Company


     Certified Diabetic Services, Inc. ("Certified" or, individually or with one or more of its operating subsidiaries and/or their predecessor corporations, the "Company") markets and sells by mail order products and services for diabetic retail customers throughout the United States. These products include home blood glucose monitors ("meters"), test strips, control solution, lancets and lancing devices (the meters and such other products referred to, collectively, as "test products") used for testing the blood sugar levels of diabetics, as well as insulin and syringes. The Company's sales revenues are primarily generated from reimbursements by Medicare and private insurance carriers on behalf of the diabetic retail customers. As of January 1998, the Company estimates that it had in excess of 8,000 active customers (a customer generally being considered active if he or she has placed and paid for orders in the last 90 days).

     Persons suffering from diabetes, a chronic disease for which no cure presently exists, must manage their disease by maintaining their blood sugar levels as close to normal as possible. Blood testing permits diabetics to monitor their blood sugar levels on a regular basis so that other treatment steps, particularly the use of insulin and/or other medication, can be administered effectively, in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives, although compliance levels vary greatly among diabetics. The Centers for Disease Control and Prevention (the "CDC") estimates that, as of 1995, 16,000,000 Americans had diabetes, of whom approximately 8,000,000 had actually been diagnosed as suffering from the disease. The CDC estimates that of these diagnosed diabetics, up to 10%, or 800,000 Americans, suffer from Type I insulin dependent diabetes ("IDDM") and require daily injections of insulin. The remaining number of diabetics suffer from Type II non-insulin dependent diabetes ("NIDDM"). Current estimates are that more than 600,000 new cases of diabetes are diagnosed annually in the United States.

     The Company is developing its business in order to capitalize on the continuing regulatory and marketplace changes occurring in the healthcare industry and the opportunities presented thereby. Since inception, the Company has primarily focused on obtaining individual IDDM customers, covered by Medicare and private insurance. These customers have been generated through a nationwide media advertising program. Presently the Company receives approximately 59% of its sales revenues from Medicare reimbursement and substantially all of its remaining sales revenues from private insurance reimbursement. At present, substantially all of the Company's customers are IDDM customers.

     During the second half of 1997, the Company implemented a new business strategy seeking increased numbers of additional customers through contracts with preferred provider organizations ("PPOs"), third party health plan administrators ("TPAs"), self-insured plans, managed care programs and other similar groups (all referred to, collectively, as "Groups"). Pursuant to these contracts, the Company provides diabetes test products to participants in or enrollees or members of Groups ("Group participants") at a specified price or reimbursement formula. The success of this strategy depends both on the Company's ability to enter into provider contracts with Groups and, after entering into such contracts, to attract participants in the contracting Groups to become customers of the Company. The sale of products to Group participants tends to be more profitable to the Company than sales to customers attracted by the Company's traditional media advertising programs ("media customers") because reimbursement rates for test products sold to Group participants are generally higher than those for sales to the Medicare participants who make up a substantial portion of the Company's media customers. Management also believes that provider contracts offer a more precisely targeted marketing opportunity for the Company to obtain substantial blocks of customers as compared to television advertising which tends to be more diffuse and to require increasing financial expenditures over an indefinite period of time. To date, the Company has entered into four provider contracts with Groups and is actively negotiating a number of additional contracts. The Company intends to continue its efforts to seek additional provider contracts and to attract Group participants as customers.

     Effective July 1, 1998, sales of test products to such NIDDMs become eligible for Medicare reimbursement in accordance with a provision (the "NIDDM Provision") of the Balanced Budget Act of 1997 (the "Balanced Budget Act"). Whereas, previously, Medicare only provided reimbursement for IDDM customers, the NIDDM Provision expands coverage to all diabetics. Accordingly, the Company is also implementing a new media advertising program intended to capitalize on the change in the law effected by the NIDDM Provision. The new advertising campaign is designed to capture substantial numbers of additional customers who are non-insulin dependent, although there can be no assurance of the Company's ability to do so in view of the fact that the NIDDM market is a new and untested market for the Company, and that the level of usage of test kits and other supplies by non-insulin dependent diabetics may be substantially lower. Non-insulin dependent diabetics do not generally purchase insulin.


                               Private Placement

     On March 19, 1998, in order to fund its continuing operations, the Company completed a private placement of its securities (the "Private Placement"). In connection with the Private Placement, the company issued (i) an aggregate of 3,000 shares of the Series A Preferred Stock, with an initial stated value of $1,000 per share (the "Stated Value"), which stock bears dividends at the rate of 5.0% per annum on the Stated Value and (ii) the Investor Warrants giving the investors in the Private Placement the right to purchase an aggregate of 70,000 shares of the Company's Common Stock, at a price of $4.77 per share (the "Exercise Price"), which Investor Warrants are exercisable for a period of five years from the date of issuance. The Series A Preferred Stock is convertible into shares of the Common Stock at a rate (the "Conversion Rate") equal to the Stated Value plus accrued but unpaid dividends divided by the lower of (a) $6.50 per share, or (b) 80% of the average of the two lowest closing bid prices of the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by a holder thereof (the "Conversion Price"), subject to adjustment in order to prevent dilution and in the case of any recapitalization, consolidation, merger and certain other events. The investors in the Series A Preferred Stock are permitted to convert
(a) up to one-third of their Series A Preferred Stock within thirty days after the earlier of (i) the date on which the Registration Statement of which this Prospectus forms a part is declared effective by the SEC (the "Effective Date") and (ii) 120 days after the date of issuance of the Series A Preferred Stock (the "Scheduled Effective Date"), (b) up to two-thirds of their Series A Preferred Stock within sixty days after the earlier of the Effective Date and the Scheduled Effective Date, and (c) all of their Series A Preferred Stock at any time thereafter. The Series A Preferred Stock will automatically convert into shares of the Common Stock on March 31, 2002, subject to extension under various circumstances.

     The Series A Preferred Stock shall be senior in rank to the Common Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company and the rights of the Common Stock shall be subject to the preferences and relative rights of the Series A Preferred Stock. The Company has agreed that it will not issue additional or other capital stock that is of senior rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company without the prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Stock. The Company has also agreed not to amend its Certificate of Incorporation or by-laws in a manner which would adversely affect or otherwise impair the rights or relative priority of the Series A Preferred Stock relative to any other class of capital stock without the prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Stock.

     The Company has agreed to register, and is registering pursuant to the Registration Statement of which this prospectus forms a part, the shares of Common Stock issuable upon conversion of the Series

A Preferred Stock and exercise of the Investor Warrants as well as such indeterminable number of additional shares of Common Stock as may become issuable upon conversion of the Series A Preferred Stock and upon exercise of the Investor Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) by reason of changes in the Conversion price or Conversion Rate of the Series A Preferred Stock and the Exercise Price of the Investor Warrants in accordance with the terms thereof. The Company has agreed to cause a registration statement covering such securities to become effective and to cause the Company to be listed on NASDAQ SmallCap within 120 days after the Closing of the Private Placement. In the event the Company is unable to comply with these provisions, it will be subject to a substantial monetary penalty to the investors. See "Risk Factors -- Eligibility for Listing; Effect of Failure to Achieve Listing."

     In connection with the Private Placement, Jesup & Lamont Securities Corporation (the "Placement Agent") acted as placement agent. In consideration of these services, the Company paid to the Placement Agent a fee equal to $210,000, a non-accountable expense allowance of $30,000 and 20,000 shares of the Company's Common Stock, which shares are also included in the Registration Statement of which this Prospectus forms a part.


                                 The Offering

Common Stock offered by the
 Selling Stockholders(1)......... 1,027,500 shares.

Common Stock outstanding before
 the Offering(2)................  10,845,000 shares.

Series A Preferred Stock
 outstanding before the
 Offering(3)...................  3,000 shares

Common Stock to be outstanding
 after the Offering(4)........   11,852,500 shares.

Risk Factors
 and Dilution..................  The purchase of shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. Prospective purchasers should review and carefully consider the information set forth under "Risk Factors" and "Dilution."

Current NASD Trading
 Symbol(5)....................   CDIP

Proposed NASDAQ Symbol........   CDIP

-------------
(1) Comprised of (a) 20,000 issued and outstanding shares of Common Stock of the Company issued to the Company's Placement Agent in connection with the Private Placement, (b) 70,000 shares of Common Stock issuable upon exercise of the Investor Warrants, which warrants have an exercise price of $4.77 per share, and (c) 937,500 shares of Common Stock issuable to the investors in the Private Placement upon conversion, if any, of the Series A Preferred Stock, which Series A Preferred Stock is convertible into Common Stock at a price equal to the lower of (i) $6.50 per share of Common Stock, or (ii) 80% of the average of the two lowest closing bid prices of the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by the holders of the Series A Preferred Stock, subject to adjustment in order to prevent dilution and in the case of any recapitalization, consolidation, merger and certain other events. See "Selling Stockholders" and "Description of Securities."

(2) Includes 20,000 issued and outstanding shares of Common Stock issued to the Company's Placement Agent in connection with the Private Placement.

(3) The Company's Series A Preferred Stock has an initial stated value of $1,000 per share, and bears dividends at the rate of 5.0% per annum on the stated value.

(4) Excludes 8,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Plan"), of which options to purchase 7,000,000 shares have been granted and are outstanding as of April 1, 1998. Of these outstanding options, 300,000 will expire, before vesting, on June 9, 1998. See "Management -- Benefit Plans" and "Description of Capital Stock."

(5) The NASD has assigned the trading symbol CDIP to Certified. However, the Common Stock has been traded, and the price of such shares has been quoted on the OTC Electronic Bulletin Board, under the symbol CDSP which was assigned to the Company's predecessor corporation, Certified Diabetic Supplies Inc., a Florida corporation. See "The Company".

                         Summary Financial Information
                                (in thousands)

     The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.



                                                   For the
                                                 Period from
                                                  September                            Quarter Ended
                                                  28, 1995          Year Ended          January 31,
                                               (Inception) to      October 31,    -----------------------
                                              October 31, 1996         1997           1997         1998
                                             ------------------   -------------   -----------   ---------
                                                                                        (Unaudited)
Statement of Income Data:
  Net sales ..............................        $ 2,588           $  6,726        $ 1,278      $ 1,981
  Net income (loss) ......................             62                766             61         (384)
  Net income (loss) per share
     Basic ...............................            0.01               0.07           0.01       (0.04)
     Diluted .............................            0.01               0.06           0.01       (0.04)
  Weighted average number of common shares
   outstanding
     Basic ...............................          7,854             10,535          8,143       10,535
     Diluted .............................          7,854             13,212          8,143       10,535


Balance Sheet Data:


                                                       January 31, 1998
                                         ---------------------------------------------
                                           Actual      Pro Forma(1)     As Adjusted(2)
                                         ----------   --------------   ---------------
                                                          (Unaudited)
Working capital (deficiency) .........     $ (954)        $1,806            $2,140
Total assets .........................      6,837          8,942             9,276
Total liabilities ....................      5,268          4,613             4,613
Shareholders' equity .................      1,569          4,329             4,663

-------------
(1) Gives pro forma effect to the receipt of proceeds from the private placement offering of 3,000 shares of preferred stock at $1,000 per share, net of offering costs paid of $240,000 and $73,000 which is the market value on the date of issuance of 20,000 common shares to the private placement agent, of which $300,000 was used to repay a second mortgage loan and $355,000 was used to repay loans payable to officers.

(2) As adjusted to give effect to the exercise of warrants to acquire 70,000 shares and the application of the estimated net proceeds ($334,000) therefrom. See "Use of Proceeds" and "Capitalization".

                                  THE COMPANY

     Certified is a non-operating holding company which wholly owns the following operating subsidiaries: (i) Certified Diabetic Supplies, Inc. ("Delaware Supplies"), a Delaware corporation; (ii) CDS Medical Supplies, Inc. ("Medicalco"), a Delaware corporation; and (iii) CDS Health Management, Inc. ("Healthco"), a Delaware corporation. The Company's business was commenced in November 1995 by Certified Diabetic Supplies, Inc., a Florida corporation ("Florida Supplies") which was the predecessor corporation to Delaware Supplies. Florida Supplies was incorporated in Florida on September 28, 1995, under the name Diabetic Supplies of Collier, Inc., and adopted the name Certified Diabetic Supplies, Inc. on October 12, 1995. Florida Supplies made its first shipments of medical products to customers on November 1, 1995. On November 28, 1995, Florida Supplies became a registered Medicare supplier of durable medical equipment, eligible to take assignments of customers' rights to reimbursement, to invoice Medicare directly, and to receive payments for eligible products shipped.

     Business operations consisting of the marketing, sale and shipping of medical products for diabetics continued to be conducted through Florida Supplies until August 12, 1997. On August 12, 1997, Florida Supplies was merged with and into Delaware Supplies (the "Merger") as part of a general reorganization of the Company in which the Company changed its state of incorporation from Florida to Delaware and adopted its current holding company/operating subsidiary structure. Existing shareholders of Florida Supplies received an equivalent number of shares in Certified. The Merger did not effect any change in the ownership of the Company or the conduct of its business. Delaware Supplies continues to conduct, as a registered Medicare supplier (and as a subsidiary of Certified), the business previously conducted by Florida Supplies.

     The Company's Medicalco subsidiary seeks to enter into provider contracts with Groups. Healthco processes certain types of private insurance claims.

     The Company's principal executive offices are located at 2373 Horseshoe Drive South, Naples, Florida 34104, and its telephone number is 941-430-5000. The Company's Internet web site is located at http://www.cdiabetic.com. Information contained in the Company's web site shall not be deemed to be part of this Prospectus.


                                 RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective purchasers in evaluating the Company before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.


Limited Operating Experience

     The Company has conducted operations only since late 1995. Its business -- the sale of supplies for diabetics -- is evolving, with the Company's initial contracts to provide diabetic products to participants in Groups having been signed in May and June 1997 and with the impact of the change in law effected by the NIDDM Provision still to be determined. Thus, the Company's business, in its current form, has only minimal operating history upon which investors may base an evaluation as to likely future performance. Investors should consider the Company's likelihood of success in light of the expenses, difficulties and delays frequently encountered in developing and establishing new businesses, and in light of the possibility that the Company may not succeed in penetrating the managed care market for Groups. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Need for Additional Financing

     The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders (although it will receive up to an aggregate of approximately $333,900 upon exercise of the Investor Warrants, if any). The Company believes the net proceeds from the Private Placement of Series A Preferred Stock and the Investor Warrants, (upon conversion and exercise of which, respectively, the shares of Common

Stock which are the subject of this Prospectus are issuable), together with cash on hand, the proceeds from the exercise of the Investor Warrants, if any, and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for at least 12 months from the date hereof. However, if the Company's plans relating to the implementation of its business strategy change or the Company's assumptions regarding the implementation of its business strategy prove to be inaccurate (due to a number of factors including, without limitation, unanticipated expenses, difficulties, delays or otherwise) or the proceeds of the Private Placement otherwise prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be required to seek additional financing. Such financing could involve the issuance of additional debt or equity securities or borrowings from banks or other sources. The Company's ability to obtain additional financing may be limited for a number of reasons, including the then-current levels of existing indebtedness, restrictive covenants under the then-existing credit agreements and the agreements associated with the Private Placement, and the fact that a substantial portion of the Company's assets may then be subject to existing liens and encumbrances. There can be no assurance that any additional financing will be available to the Company, when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources." In addition, any additional financing may result in further dilution to Company stockholders resulting from the issuance of Common Stock or securities exercisable for or convertible into Common Stock. See "Dilution."


Significant Outstanding Indebtedness

     The Company has incurred significant indebtedness in connection with the development of its business including, without limitation, its relocation to new facilities, its investment in required physical assets including information systems and its hiring of additional personnel. Of the Company's total indebtedness, $2,525,000 was incurred in connection with the Company's acquisition of its current facilities, in the form of a first mortgage loan from First National Bank of Naples (Florida) ("FNB") secured by a first mortgage on the Company's current facilities and guaranteed by each of Peter J. Fiscina, Albert R. Ayala and Myron M. Blumenthal, in their personal capacities. Additionally, the Company as of the date hereof has borrowed the full amount of a $1,000,000 line of credit provided by FNB, which is secured by a security interest in certain of the Company's assets including receivables, inventory and equipment and guaranteed by each of Peter J. Fiscina and Albert R. Ayala in their personal capacities. Although the Company anticipates that it will repay its outstanding indebtedness out of cash flow from operations, existing cash resources, the proceeds from the exercise of the Investor Warrants, if any, future debt or equity financings, or a combination thereof, there can be no assurance that the Company will have the financial resources to repay such amounts when due or that the Company will be able to raise additional capital to satisfy its outstanding indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Properties," and "Certain Relationships and Related Transaction -- Ronald L. Rucker."


Dependence on Reimbursement by Third Party Payors

     The levels of revenues and profitability of the Company, like those of other healthcare providers, are affected by the continuing efforts of third party payors to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of services, and negotiating reduced-rate contract pricing. As the Company received approximately 59% of its revenues from Medicare reimbursement in the 12 months ended October 31, 1997, any reduction in Medicare reimbursement rates will reduce the Company's sales revenues by a corresponding amount without the Company obtaining a corresponding reduction in its costs for the products that it sells. The result would be a reduction in the Company's overall profit margin on its product sales. There have been, and management expects that there will continue to be, proposals to limit Medicare reimbursement for healthcare products and services by an increasing emphasis on managed care systems and other means. The Company cannot predict whether any of these proposals will be adopted, but if adopted and implemented, such proposals could have a material adverse effect upon the Company's business and financial condition and results of operations by reducing the Company's profit margins on the products that it sells. The Company is attempting to address these risks, in part, by emphasizing the addition of customers who maintain private insurance and/or who are participants in Groups serviced by the Company pursuant to provider contracts. However, the Company cannot predict the degree of success, if any, it will have in such efforts. Moreover, significant changes in the terms of private insurance coverage, contractual arrangements with Groups, or Medicare coverage for the products sold by the Company, could also have a material adverse effect on the Company's business and financial condition and results of operations. Additionally, the Company does not presently and has no plans to sell its products to that portion of the population enrolled in health maintenance organizations ("HMOs"). See "Business -- Shipping, Billing and Payment Procedures" and "Business -- Reimbursement."

     To the extent it seeks full payment from customers without supplementary insurance coverage (beyond the primary coverage provided by Medicare or private insurers), the Company must collect directly from the customers a portion of the purchase price of products sold and is subject to a credit risk on such amounts. See "Business -- Shipping, Billing and Payment Procedures" and "Business -- Reimbursement."


The Company May Not Be Successful in Penetrating Managed Care Market

     A key component of the Company's business strategy is to attract as customers substantial numbers of participants in Groups with whom the Company has entered contracts to provide its products. The success of this component of the Company's business strategy depends on the Company's ability both to enter into such contracts and to induce participants in contracting Groups to become customers for the Company's products.

     Although the Company has entered into four contracts with Groups of varying sizes, such contracts are generally for limited initial terms (although some contain automatic renewal provisions), may be subject to early termination by the contracting Groups, and may, in any event, not be renewed at the conclusion of the initial term. Competition to enter into provider contracts with Groups is intense, and there can be no assurance that the Company will maintain existing contracts or obtain additional contracts. Additionally, the Company, in order to obtain such provider contracts, has, and may be required in the future to offer Groups terms and pricing for its products which are competitive with those of other vendors competing for the same contracts, thus reducing margins for the Company's products.

     The Company entered into its initial two provider contracts in May and June of 1997, and obtained two additional contracts in January 1998. To date, however, none of such contracts has yielded a significant number of customers, and there can be no assurance that they will in the future.

     Generally, provider contracts are non-exclusive, meaning that other vendors of diabetes test products may enter into similar contracts with the same Groups with whom the Company contracts. In such event, participants in such Groups will have the option of purchasing required products from either the Company or other contracting vendors and the Company will face stiffer competition to induce such participants to become customers of the Company. Furthermore, Group participants will, in all cases, retain the option of purchasing products from pharmacies. In order to attract Group participants as customers, the Company will be required to conduct extensive marketing efforts directed at Group participants. In connection with these marketing efforts, the Company will be required to allocate substantial human and financial resources, and there can be no assurance that such marketing efforts will be successful. See "Business -- Provider Contracts," "Business -- Business Strategy and Plan," and "Business -- Competition."


Difficulty of Maintaining Profit Margins

     Reimbursements for test products sold by the Company are made pursuant to Medicare and private insurance fee schedules. Because the Health Care Financing Administration ("HCFA") and private insurers determine the reimbursement levels, the Company cannot increase its revenues by raising the price of the test products it sells. Accordingly, the only means by which the Company can maintain or expand profit margins is to contain its own costs and expenses.

     The Company expends substantial efforts to contain its operating costs and to purchase products for sale to its customers at the lowest possible prices. However, as increases in its own expenses cannot generally be passed along to customers, such increases can lead to reductions in profit margins, and could have a material adverse effect on the Company's business and financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


Dependence on Suppliers of the Company's Products

     The medical equipment and products sold by the Company to its customers are purchased by the Company from manufacturers of such products. The Company seeks to purchase such products from manufacturers in sufficient commercial quantities and at commercially reasonable prices to service the demand of its customers and to generate sufficient profit margins. The Company has neither the facilities nor the capability to manufacture any of such products. The Company has never experienced an availability shortage of the products it sells or an inability to fill customers' orders. The Company believes that it will continue to be able to purchase the products it requires, at commercially acceptable prices, from a variety of manufacturers and suppliers, even as the need for such products grows in conjunction with the growth in the size of the Company's customer list. However, there can be no assurance that the Company will be able to purchase its products in sufficient quantities and at commercially favorable costs. Were such products to be unavailable, or available only at significantly higher prices, even for a temporary period, such shortage or price increase could have a material adverse effect on the Company's business and financial condition and results of operations. See "Business -- Suppliers."


Changes in Government Regulation May Have an Effect on Operations

     Healthcare is an area of extensive and dynamic regulation, and the Company, as a supplier of medical equipment to beneficiaries of governmental health insurance programs, is subject to certain government regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a material effect on methods of doing business, costs of doing business and levels of reimbursement by government and private third party payors, and the Company cannot predict what changes in or new interpretations of existing laws or regulations may occur. Any such changes could have a material adverse effect on the Company's business and financial condition and results of operations. See "Business -- Government Regulatory Matters."


The Company May Not Successfully Implement Its Business Strategy

     The long-term success of the Company's business is dependent on the Company's ability to implement successfully the key elements in its business strategy, including without limitation (i) increasing the numbers of customers serviced and (ii) broadening the target audience for the Company's products. There can be no assurance that the Company will be able to implement successfully its business strategy. In particular the sale of diabetic test kits to non-insulin dependent diabetics covered by Medicare reimbursement is an untested market. A failure to effect successfully significant portions of the business strategy could result in the Company's inability to grow or to achieve the types of operating efficiencies which management believes are required in order to participate successfully in a competitive market. See "Business -- Business Strategy and Plan."


Risks Associated With Managing Growth


     The Company's growth has been rapid to date and management believes such growth will continue. Such continued growth could place a significant strain on the Company's management, human, physical, operational and other resources. In particular, continued and accelerating growth has necessitated the hiring by the Company of additional management personnel. The Company may continue to expand its labor force, including both management and other personnel. There can be no assurance that the Company will be able to identify, attract or retain qualified management or other personnel. Furthermore, expansion of the Company's labor force has, and will continue to, significantly increase the Company's expenses.


     The Company's ability to manage its growth will require it to continue to invest in its operational, financial, and information systems, and to attract, retain, motivate, and effectively manage its employees. The inability of the Company's management to manage growth effectively would have a material adverse effect on the Company's business and financial condition and results of operations. See "Business -- Business Strategy and Plan."


Competition


     The market for the Company's products is geographically dispersed and fragmented. The Company has numerous competitors, including local pharmacies, mail order catalogue businesses and many large nationwide retail chains. Competitors are located in all markets in which the Company's customers and potential customers are located. Some of the Company's competitors are substantially larger than the Company and have substantially greater resources than the Company. Furthermore, the barriers to entry into the Company's business are relatively low. See "Business -- Competition."

     The key competitive factors for the Company and other vendors of diabetic products are the quality of service to customers, the scope and effectiveness of marketing efforts, including media advertising campaigns and, increasingly, the ability to develop new sources of customers through such means as obtaining and servicing provider contracts with Groups.

     The Company will face significant competition in obtaining provider contracts with Groups. The Company believes that its efforts to date to obtain provider contracts with Groups have been successful, and the Company intends to continue, and to intensify, these efforts. However, management believes that competitors of the Company may be conducting similar efforts to enter into provider contracts. To the extent the provider contracts yield significant numbers of new customers, competitors of the Company are likely to intensify their own efforts to obtain such provider contracts.

     In order to maintain and improve the quality of its service, the Company has made, and will continue to make, significant capital investments in such areas as personnel, training, systems (including telecommunications and information systems), and physical facilities. The continuing need to make such capital investments and to incur costs in maintaining and improving service can reduce profit margins on the sale of products.

     Management believes that the success of its television and radio advertising efforts have, recently, prompted competitors to initiate substantial television and radio advertising campaigns, some of which are significantly larger and more aggressive than that of the Company. Successful advertising campaigns conducted by competitors of the Company may have an adverse impact on the Company's ability to retain existing customers and attract new ones, and may also make it necessary for the Company to increase the scope of its own advertising. The Company could be forced to purchase greater amounts of media time, some or all of such time at more expensive rates, and to incur additional costs in the production of advertisements. Greater investment in advertising could have the effect of significantly increasing the cost of the Company's sales.

     Certain of the Company's competitors are larger and may have substantially greater capital and human resources than the Company, making them better able to pursue and capitalize on provider contracts with Groups, to make capital investments and incur costs associated with maintaining and improving the quality of service, and to conduct and absorb the costs associated with more extensive advertising campaigns.


Dependence on Key Personnel

     The Company's business is directed by a small number of executive and management personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel.

     Although the Company has written employment agreements with its Chairman and Chief Executive Officer, Peter J. Fiscina, its President and Chief Operating Officer, Frederick J. Roberts, its Treasurer and Chief Financial Officer, Myron M. Blumenthal, and its Vice Chairman, Albert R. Ayala, there can be no assurance that any of such persons will remain available to the Company. The unavailability of any of Messrs. Fiscina, Roberts, Blumenthal and Ayala would have a material adverse effect upon the Company.

     Furthermore, the Company also employs a number of key executives and managers in marketing and sales, client services, finance and information systems. These key managers are charged with the responsibility of implementing the Company's business strategy. Although these persons are employed pursuant to written employment agreements, there can be no assurance that they will remain available to the Company or, if any were to become unavailable, that suitable and effective replacements could be identified and engaged. The unavailability of any of these key members of the Company's management team and the inability of the Company to identify and engage suitable replacements would have a material adverse effect on the Company. See "Management."


Control By Principal Stockholders

     As of the date hereof, Messrs. Fiscina, Ayala and Blumenthal will beneficially own approximately 23.2%, 21.3%, and 11.1% of the outstanding Common Stock of the Company, respectively. Were the holders of the

Series A Preferred Stock and the Investor Warrants issued in the Private Placement to exercise fully their conversion and warrant rights, Messrs. Fiscina, Ayala and Blumenthal would beneficially own approximately 21.2%, 19.5% and 10.2% of the outstanding Common Stock of the Company, respectively (assuming for this purpose that conversion of the Series A Preferred Stock was based on a conversion rate of $3.20 per share). Furthermore, if all of the outstanding options to purchase Common Stock in the Company held by such individuals were to vest, and such individuals were to exercise all such options, and the Company made no further issuances of its voting securities, such individuals would own approximately 30.7%, 19.0%, and 17.9%, respectively, of the outstanding voting securities of the Company. In any of such events, Messrs. Fiscina, Ayala, and Blumenthal, collectively, will have, as a practical matter, the ability to exercise effective control over the election of the Company's Board of Directors and the outcome of corporate actions requiring stockholder approval. See "Management" and "Principal Stockholders."


Product Liability; Adequacy of Insurance

     While the Company does not manufacture the products it sells to its customers, a purchaser of products distributed by the Company believing that an injury suffered by him or her resulted from a defect in one of such products could seek to impose liability upon the Company in respect of such injury, and the Company could be found liable as the provider of such product. As of the date of this Prospectus, the Company maintains product liability insurance in the amount of $1,000,000 and has been unable to obtain additional amounts of such insurance. Management believes that insurance companies generally will not sell distributors such as the Company product liability insurance in excess of $1,000,000.

     The Company has never been the subject of a material product liability claim made, nor has it been made aware of any material product liability claim against it based upon the use or failure of the products it sells to customers. There can be no assurance, however, that the Company will not be subject to such claims, that any claim will be successfully defended, that the available insurance will be sufficient to fund the defense of such claim or a corresponding counterclaim against a manufacturer or other party, or that if the Company is found liable, the claim and liability will not exceed the limits of the Company's insurance. There is also no assurance that the Company will be able to continue to obtain product liability insurance on acceptable terms. Any product liability claims could have a material adverse effect on the Company's business and financial condition and results of operations. See "Business -- Product Liability and Insurance."


Dividends

     The Company has not paid any dividends on its Common Stock and does not expect to pay any such dividends in the foreseeable future. Instead, the Company intends to retain earnings, if any, to finance the development and expansion of its business. See "Dividend Policy."


Blank Check Preferred Stock


     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. To date, the Board of Directors has authorized the designation of the Series A Preferred Stock and the issuance of 3,000 shares of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the Series A Preferred Stock and the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, including additional capital raising, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue additional shares of Preferred Stock.


Immediate and Substantial Dilution


     Purchasers of the shares of Common Stock offered hereby will suffer an immediate and substantial dilution of approximately $3.68 per share, in the pro forma net tangible book value per share of the Common Stock as of January 31, 1998, from the assumed public offering price of $4.00 per share. Furthermore, options to purchase 7,000,000 shares of the Common Stock at exercise prices ranging from $1.00 per share to $9.00 per share are currently outstanding (although none of such options are currently exercisable, and 300,000 of such options will expire, before vesting, on June 9, 1998). The exercise of such options or of the Investor Warrants will result in further dilution in such pro forma net tangible book value per share from the public offering price. See "Dilution" and "Management -- Benefit Plans."


Prior Rule 504 Offering and Secondary Trading in "Free Trading" Securities

     In December 1996, Florida Supplies, the Company's predecessor, completed the private placement of 2,000,000 shares of its Common Stock (the "Unrestricted Shares") to subscribers in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Rule 504 of Regulation D promulgated under the Securities Act. In accordance with the provisions of Regulation D, the shares issued to the subscribers in such offering are deemed to be "free trading" shares of stock.

     The Company understands that on or about April 1, 1997, The Hamilton-Shea Group ("HSG") commenced market making activities with respect to the Unrestricted Shares pursuant to Rule 15c2-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to Rule 15c2-11, broker-dealers are permitted to publish a quotation for a security, or submit such a quotation for publication, in a "quotation medium" (as defined in such Rule) provided the broker-dealer maintains in its records certain specified documents and information concerning the company whose stock is being quoted, and makes such documents and information available to persons expressing an interest in effecting a transaction in such security, in accordance with the provisions of such rule. The Company further understands that in addition to HSG, other broker-dealers (collectively, with HSG, "Market Makers") have similarly conducted market making activities in the Unrestricted Shares and caused trading in such shares to be conducted through, and the price of the shares to be quoted on, the "OTC Electronic Bulletin Board" of the NASD. These market making activities have continued from April 1997 through the date hereof. The Company also understands that the secondary trading in the Company's shares conducted by the Market Makers is subject to regulation under the state securities "blue sky" laws of the states in which transactions in the Company's shares have either occurred or been proposed.

     The market in securities traded and quoted pursuant to Rule 15c2-11 is not regulated to the same extent as NASDAQ SmallCap. Furthermore, the Company is not currently obligated to file periodic reports with the United States Securities and Exchange Commission (the "Commission") or any state securities commission or otherwise to disseminate current public information. The Company has no control over the activities of the Market Makers and has not monitored, and does not believe it is under any obligation to monitor, the activities of the Market Makers. Nevertheless, in the event of any violations or possible violations by the Market Makers, the Company could be exposed to inquiries, investigations, actions and penalties based on or arising out of such violations or possible violations. The Company would vigorously contest any claims against it arising out of the Market Makers' activities. Nevertheless, any such inquiries, investigations, actions or penalties could have a material adverse effect on the liquidity of the Common Stock, and/or the Company and its business and financial condition and results of operations.


Prior Activities of Peter Fiscina

     From December 1994 through August 1995, Peter J. Fiscina, the co-founder, chairman, chief executive officer and a director of the Company, was a principal in a business engaged in the sale and distribution of diabetic supplies similar to those marketed by the Company to retail customers, pursuant to a franchise agreement with a franchisor/supplier of such products. This business ceased operations in August 1995 following the franchisor/supplier's failure to supply the products necessary for distribution to customers. The company through which Mr. Fiscina conducted this earlier business was dissolved in August 1995, and Mr. Fiscina has had no communications with the franchisor/supplier since April 1996. The Company believes that there are presently no claims or liabilities against or involving Mr. Fiscina or his company arising out of or otherwise related to Mr. Fiscina's earlier business including confidentiality and non-competition agreements included in the franchise agreement. The Company has had no connection with the activities conducted by Mr. Fiscina and his prior company. Were any third party to assert any claims against Mr. Fiscina or his company arising out of or in connection with the activities carried out by either, it is possible that such party might also seek to make claims against the Company by reason of Mr. Fiscina's positions and involvement with the Company. The Company does not believe that any grounds exist for a claim against Mr. Fiscina or his prior company in connection with the earlier business and, further, that no grounds exist for any claim against the Company in connection with Mr. Fiscina's earlier business. However, were any party to press such a claim against the Company, the Company would be forced to defend itself, and could incur significant legal and other expenses in connection therewith, and no assurance can be given as to the ultimate resolution of any such claim.

     Prior to his association with diabetes supply businesses, Mr. Fiscina was, from 1965 through 1990, the President and sole stockholder of Peters Best Beef Products Ltd. of Farmingdale, New York, a company engaged in the manufacture and wholesaling of meat products. In August 1989, Peters Best Beef Products Ltd. filed for protection under Chapter XI of the federal bankruptcy laws, and in June 1990, it filed for liquidation under Chapter VII of the federal bankruptcy laws.


Shares Eligible for Future Sale; Possible Adverse Effect on Future Market
Prices

     As of the date hereof, the Company has 10,845,000 shares of Common Stock issued and outstanding. Of these, Peter J. Fiscina, Albert R. Ayala and Myron
M. Blumenthal, all of whom are officers and directors of the Company, hold, in the aggregate, 6,025,000 shares or approximately 55.6% of the total number of shares of Common Stock issued and outstanding. Affiliates of the Company (all officers, directors and 5% or greater stockholders) own, in the aggregate, 6,032,000 shares or approximately 55.6% of the total number of shares of Common Stock issued and outstanding (the shares held by all such persons are referred to as the "Preexisting Affiliate Shares"). Since the Preexisting Affiliate Shares have been held by the owners thereof for more than two years, the Preexisting Affiliate Shares are presently eligible for sale to the public, subject to the volume and other limitations of Rule 144 of the Act. See "Principal Stockholders."

     An additional 2,800,000 shares of Common Stock, initially owned by approximately 25 other persons, all of whom the Company believes are non-affiliates, have been held for more than two years; the Company believes such shares became eligible for sale without regard to the volume and other limitations of Rule 144 late in 1997.

     The shares of Common Stock which are the subject of this Prospectus are issuable upon conversion of the Series A Preferred Stock and exercise of the Investor Warrants issued by the Company in the Private Placement. (An additional 20,000 shares of Common Stock which are included in this Offering were issued to the Company's Placement Agent in connection with the Private Placement.) Pursuant to the terms of the Securities Purchase Agreement and other agreements executed in connection with the Private Placement, the Company is obligated to register (and maintain the registration of) such shares of Common Stock. See "Prospectus Summary -- Private Placement," "Selling Stockholders" and "Shares Eligible for Future Sales."

     Messrs. Fiscina, Ayala and Blumenthal presently hold options to purchase an aggregate of 6,100,000 shares of Common Stock, which options vest and become exercisable at various prices ranging from $1.00 to $8.75 per share between 2003 and 2005, provided, however, that all of such options shall vest and become immediately exercisable upon determination by the Company's Board of Directors that the Company has, in any year, achieved certain revenue and earnings targets. Furthermore, Frederick J. Roberts, the President and Chief Operating Officer of the Company, presently holds options to purchase an aggregate of 500,000 shares of Common Stock, which options vest and become exerciseable at prices ranging from $4.00 to $4.1875 per share in increments of 50,000 to 80,000 options, between December 1998 and April 2006. Should such options vest and become immediately exercisable, Messrs. Fiscina, Ayala, Blumenthal and Roberts could exercise such options in whole or in part and could seek to register and sell in the public market any shares of Common Stock issued upon such exercise. See "Management -- Benefit Plans" and "Principal Stockholders."

     Sales of substantial amounts of Common Stock in the public market, and knowledge of the possibility that substantial amounts of Common Stock may be sold in the public market, may adversely affect the market price of the Common Stock and could adversely affect the Company's ability to raise capital through the sale of its equity securities.


Effect of Outstanding Warrants and Convertible Securities

     As of the date of this prospectus, the Company has outstanding warrants to purchase an aggregate of 70,000 shares of Common Stock (in the form of the Investor Warrants), and the Series A Preferred Stock convertible into 937,500 shares of Common Stock (assuming for this purpose that conversion was based on a conversion rate of $3.20 per share). As long as such warrants and convertible securities remain unexercised or are not converted, as the case may be, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Investor Warrants and Series A Preferred Stock may be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such securities.


Eligibility for Listing; Effect of Failure To Achieve Listing

     In order to qualify for initial listing on NASDAQ SmallCap, a company must, among other requirements, have at least $4,000,000 in net tangible assets (as defined), a market capitalization of at least $50,000,000 or net income in the latest fiscal year or two of the last three fiscal years of at least $750,000, as well as a minimum bid price for its common stock of $4.00 per share. The Company has applied to have its Common Stock listed on NASDAQ SmallCap, and while it is presently expected that the Company's Common Stock will be so listed, there can be no assurance that this will actually occur. In addition, even if the Company is listed on NASDAQ SmallCap, there can be no assurance that the Company will meet the criteria for continued listing of securities on NASDAQ SmallCap. These continued listing criteria include a minimum of $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 in annual net income, as well as a minimum bid price of $1.00 per share of common stock, a public float market value of at least $1,000,000 and capital and surplus of at least $2,000,000. If the Company is unable to meet the initial or continued listing criteria of NASDAQ SmallCap, trading, if any, in the Common Stock would be conducted in the over-the-counter market in the so-called "pink sheets", or, if available, the NASD's "OTC Electronic Bulletin Board". In such event, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities.

     Furthermore, in connection with the Private Placement, the Company has contractually committed to listing its Common Stock on NASDAQ SmallCap not later than July 17, 1998. Failure to achieve such listing would expose the Company to substantial contractual penalties equal to 2% per month of the face value of the outstanding shares of Series A Preferred Stock (up to $60,000 per month) until the Common Stock is so listed (4% of the face value or $120,000 per month after September 15, 1998). Liability for such penalties would have a material adverse effect on the Company's business and financial condition and results of operations. See "Prospectus Summary -- Private Placement."


No Assurance of Public Market; Possible Volatility of Market Price of Common
Stock

     Although shares of Common Stock have been traded through, and the price thereafter has been quoted on, the "OTC Electronic Bulletin Board" of the NASD since approximately April 1997, there can be no assurance that a regular trading market for the Common Stock will develop in the future or that, if developed, will be sustained. The market price of the Common Stock may be highly volatile for the foreseeable future, as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors and various factors affecting the healthcare and medical equipment industries generally may have a significant impact on the market price of the Common Stock. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.


Risk of Low-Priced Stocks, "Penny Stock" Regulations

     If the Common Stock were to become delisted from trading on NASDAQ SmallCap and the trading price of the Common Stock were to fall below $5.00 per share on the date the Company's securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that is not listed on a national security exchange or the NASDAQ National Market System or NASDAQ SmallCap and has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market price and liquidity of such securities and the ability of owners of the Company's Common Stock to sell their securities of the Company in the secondary market.


Certain Obligations to Selling Stockholders

     The Company has undertaken to maintain a current registration statement with regard to the shares of Common Stock being offered hereby from the date of this Prospectus until the earlier of (i) the date as of which all such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Exchange Act of 1934, (ii) the date on which (A) all such shares have been sold by the Selling Stockholders and (B) none of the shares of Series A Preferred Stock and Investor Warrants issued to the Selling Stockholders is outstanding or (iii) the third anniversary of the date of issuance of the shares of Series A Preferred Stock and the Investor Warrants to the Selling Stockholders. The obligation to maintain a current registration statement may impose a financial burden on the Company, create a contractual liability of the Company to the Selling Stockholders and adversely affect the Company's ability to successfully complete acquisitions, investments in, and strategic alliances with, entities that complement or expand the Company's current business.


Investor Warrants; Future Financings

     The holders of the Investor Warrants will have the opportunity to profit from a rise in the price of the Common Stock. The existence of these Investor Warrants may adversely affect the terms on which the Company can obtain additional equity financing in the future and the holders can be expected to exercise them when the Company would, in all likelihood, be able to obtain additional capital by offering additional shares of its unissued Common Stock on terms more favorable to the Company than the terms provided by these Investor Warrants. See "Prospectus Summary -- Private Placement" and "Selling Stockholders."


Forward-Looking Information May Prove Inaccurate

     This Prospectus contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions based upon information currently available to management. When used in the Prospectus, the words "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified above. Should one or more of these risks or circumstances materialize, or should underly-ing assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.


                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the OTC Electronic Bulletin Board under the symbol "CDSP" from March 31, 1997 through January 7, 1997, and commencing January 8, 1998, under the symbol "CDIP." The Company has filed an application for the Common Stock to be quoted on NASDAQ SmallCap under the symbol "CDIP."

     The following table sets forth the high and low bid prices for the Common Stock on the OTC Electronic Bulletin Board for the periods indicated.



                                                         High           Low
                                                     ------------   ----------
Fiscal Year Ending October 31, 1997
   Third Quarter .................................   $ 10.00        $ 7.00
   Fourth Quarter ................................     9.25          6.00
Fiscal Year Ending October 31, 1998
   First Quarter .................................   $  5.6875      $ 3.50
   Second Quarter through April 21, 1998 .........     5.00          3.5625


     On April 21, 1998, the closing bid price of the common Stock on the OTC Electronic Bulletin Board was $4.00. As of March 10, 1998, the number of record holders of the Company's Common Stock was approximately 70 and the number of beneficial holders was approximately 520.


                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale of any of or all the shares of Common Stock being offered by the Selling Stockholders hereunder, but may receive an aggregate of approximately $333,900 upon exercise of all of the Investor Warrants. Such proceeds, if any, will be used for working capital and other corporate purposes.

     Expenses expected to be incurred by the Company in connection with the registration of the shares of Common Stock included in the Offering are estimated at approximately $230,000.

     The Company believes the net proceeds from the Private Placement, together with cash on hand, the proceeds from the exercise of the Investor Warrants, if any, and cash expected to be generated from operations, will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. However, if the Company's plans relating to the implementation of its business strategy change, or the Company's assumptions regarding the implementation of its business strategy prove to be inaccurate or the proceeds of the Private Placement prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be forced to seek additional financing. There can be no assurance that additional financing could be obtained on acceptable terms, if at all. If such additional financing were not available, the Company's business would be materially and adversely affected. Also, if the Company expands its business or seeks acquisitions or new product lines, it may be necessary to seek additional financing. Such additional financing, if any, may be either debt, equity or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. See "Risk Factors -- Need for Additional Financing."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of January 31, 1998, and on a pro forma basis to give effect to the pro forma adjustments relating to the receipt of proceeds from the private placement offering of 3,000 shares of preferred stock at $1,000 per share, net of offering costs of $313,000 including $73,000 related to the issuance of 20,000 common shares to the private placement agent, and the application of estimated net proceeds therefrom (of which $300,000 was used to repay a second mortgage loan and $355,000 was used to repay loans payable to officers) and as adjusted to give effect to the issuance, upon assumed conversion of preferred stock at $3.20 per share (80% X $4.00) and exercise of warrants, of 1,007,500 shares of Common Stock offered hereby and the receipt of $334,000 of estimated net proceeds therefrom.

     This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                          As of January 31, 1998
                                                               --------------------------------------------
                                                                   Actual        Pro Forma      As Adjusted
                                                               -------------   -------------   ------------
Total short-term debt ......................................    $1,896,000      $1,241,000     $1,241,000
Total long-term debt .......................................     2,474,000       2,474,000      2,474,000
Shareholders' equity
   Preferred stock 5,000,000 shares authorized; Series A
    Convertible Preferred Stock -- stated value $1,000
    per share; 3,000 shares issued and outstanding .........            --       3,000,000             --
   Common stock - 25,000,000 shares authorized; par
    value $.01 per share; 10,825,000 shares issued and
    outstanding, actual; 10,845,000 shares issued and
    outstanding, proforma; 11,852,500 shares issued
    and outstanding, as adjusted ...........................       108,000         108,000        118,000
Additional paid-in capital .................................     1,017,000         777,000      4,101,000
Retained earnings ..........................................       444,000         444,000        444,000
                                                                ----------      ----------     ----------
   Total shareholders' equity ..............................     1,569,000       4,329,000      4,663,000
                                                                ----------      ----------     ----------
   Total capitalization ....................................    $5,939,000      $8,044,000     $8,378,000
                                                                ==========      ==========     ==========


                                DIVIDEND POLICY

     The Company has not paid any cash dividends and does not anticipate that it will do so in the foreseeable future. The Company currently intends to retain future earnings, if any, to provide funds for the growth and development of the Company's business.

                                   DILUTION

     The difference between the public offering price per share of Common Stock and the net tangible book value per share after the offering constitutes the dilution to investors in this offering. Net tangible book value is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock, including common shares issued upon conversion of preferred stock and exercise of warrants which shares are being registered in this offering

     At January 31, 1998, the pro forma net tangible book value of the Company, assuming (1) sale of preferred stock and receipt of net proceeds of $2,760,000, and (2) conversion of the preferred stock at $3.20 per share into 937,500 common shares was $3,480,000, or approximately $.30 per share of Common Stock. After giving effect to the exercise of warrants and receipt of net proceeds of $334,000, the net tangible book value of the Company at January 31, 1998 would have been $3,814,000, or approximately $.32 per share, representing an immediate increase in net tangible book value of $.02 per share to existing stockholders and an immediate dilution of $3.68 per share to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


   Assumed public offering price per share (1) ..........................                $ 4.00
      Net pro forma tangible book value before offering .................   $ 0.30
      Increase attributable to exercise of warrants .....................     0.02
                                                                            ------
   Net pro forma tangible book value after offering .....................                  0.32
                                                                                         ======
   Net pro forma tangible book value dilution per share to new investors                 $ 3.68
                                                                                         ======


     The following table sets forth, with respect to existing stockholders who are officers and directors and new investors, a comparison of the number of shares of Common Stock acquired, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.




                                                                                           Average
                                      Shares Purchased          Total Consideration
                                   -----------------------   -------------------------    Price Per
                                      Number      Percent        Amount       Percent       Share
                                   -----------   ---------   -------------   ---------   ----------
Officers and Directors .........   6,032,000         85%      $1,026,000         20%     $ 0.17
New Investors ..................   1,027,500         15%       4,110,000         80%     $ 4.00
                                   ---------         --       ----------         --
Total ..........................   7,059,500        100%      $5,136,000        100%
                                   ---------        ---       ----------        ---

------------
(1) Based on an assumed public offering price per share which is an estimate for illustrative purposes only; there can be no assurance as to the actual market price at the time of the offering.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the period September 28, 1995 (inception) to October 31, 1996, for the fiscal year ended October 31, 1997, and for the quarters ended January 31, 1998 and 1997 has been derived from the Company's financial statements included elsewhere in this Prospectus and should be read in conjunction with the financial statements and the notes thereto.




                                                       For the Period from                         Quarter Ended
                                                       September 28, 1995      Year Ended           January 31,
                                                         (Inception) to       October 31,    -------------------------
                                                        October 31, 1996          1997           1997          1998
                                                      --------------------   -------------   -----------   -----------
                                                                                                    (Unaudited)
                                                                                             -------------------------
                                                                   (in thousands, except per share data)
Statement of Income Data:
   Net sales ......................................         $ 2,588            $  6,726        $ 1,278        $1,981
   Cost of sales ..................................             814               2,495            448           805
                                                            -------            --------        -------        ------
   Gross profit ...................................           1,774               4,231            830         1,176
   Operating expenses .............................           1,679               2,941            738         1,063
                                                            -------            --------        -------        ------
   Income from operations .........................              95               1,290             92           113
   Interest expense ...............................              21                  48             12            62
                                                            -------            --------        -------        ------
                                                                 74               1,242             80            51
   Costs of uncompleted offering ..................                                                              676
                                                                                                              ------
   Income (loss) before income taxes ..............              74               1,242             80          (625)
   Provision for income taxes (benefit) ...........              12                 476             19          (241)
                                                            -------            --------        -------        ------
   NET INCOME (LOSS) ..............................         $    62            $    766        $    61       ($  384)
                                                            -------            --------        -------        ------
      Basic net income (loss) per share ...........         $  0.01            $   0.07        $  0.01       $  0.04)
      Diluted net income (loss) per share .........         $  0.01            $   0.06        $  0.01       $  0.04)
   Weighted average number of common shares
    outstanding
      Basic .......................................           7,854              10,535          8,143        10,535
      Diluted .....................................           7,854              13,212          8,143        10,535
Balance Sheet Data:



                                          October 31, 1996     October 31, 1997        January 31, 1998
                                         ------------------   ------------------   -------------------------
                                                                                          (Unaudited)
                                                                                   -------------------------
                                                                                    Historical     Pro Forma
                                                                                   ------------   ----------
                                                                   (in thousands)
Cash .................................            167               $  171            $  266       $ 2,371
Working capital (deficiency) .........             43                 (234)             (954)        1,806
Total assets .........................          1,196                4,323             6,837         8,942
Total liabilities ....................          1,023                2,370             5,268         4,613
Total stockholders' equity ...........            173                1,953             1,569         4,329

------------
(1) Gives pro forma effect to the receipt of proceeds from the private placement offering of 3,000 shares of preferred stock at $1,000 per share, net of offering costs paid of $240,000 and $73,000 which is the market value on the date of issuance of 20,000 common shares to the private placement agent of which $300,000 was used to repay a second mortgage loan and $355,000 was used to repay loans payable to officers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's financial statements and the notes thereto. The discussion of results, causes and trends should not be construed to imply that such results or trends will necessarily continue in the future. It should be noted that the following discussion and analysis compares the twelve months ended October 31, 1997 ("1997 Year") to the thirteen-month period from September 28, 1995 (Inception) to October 31, 1996 ("1996 Year"), but that no significant activities occurred prior to November 1, 1995. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the section entitled "Risk Factors" and elsewhere in the Prospectus.


Results of Operations

Comparison of the Fiscal Year Ended October 31, 1997 to the Fiscal Year Ended
   October 31, 1996.

     Net sales increased by approximately $4,138,000 or 160% to $6,726,000 for the 1997 Year from $2,588,000 for the 1996 Year. This increase was primarily due to an increased advertising and marketing campaign leading to an increased customer base. Management expects further increases in its customer base as a result of continuing marketing efforts, including marketing efforts to attract non-insulin dependent diabetics as customers from and after July 1, 1998, the date when such customers' purchases of diabetes test products become eligible for Medicare reimbursement in accordance with changes in law included in the Balanced Budget Act of 1997. The Company has also entered into four provider contracts with Groups (including PPOs, TPAs and/or other similar groups), and is currently conducting field implementation marketing efforts with respect to such contracts. Based on such marketing efforts, and changes in reimbursement eligibility, the Company believes that increasing numbers of participants in such Groups will be attracted as new customers.

     Cost of net sales increased by approximately $1,681,000 to $2,495,000 for the 1997 Year from $814,000 for the 1996 Year. Cost of sales percentage increased to 37.1% for the 1997 Year from 31.5% for the 1996 Year (gross profit percentage of 62.9% and 68.5%, respectively). The increase in the cost of sales was due primarily to increases in costs of test products purchased from various manufacturers. Management believes that as its sales increase, its inventory purchasing power will grow correspondingly, and it will be able to negotiate more favorable and stable price terms with its suppliers. The Company currently has supply contracts with two manufacturers and is negotiating contracts with two others. Management believes the cost of sales will stabilize as a result of such agreements with the manufacturers.

     Selling and shipping expenses increased by approximately $170,000 to $551,000 for the 1997 Year from $381,000 for the 1996 Year but decreased as a percent of net sales to 8.2% from 14.7%. The decrease in selling expenses as a percentage of net sales is primarily due to the Company's eligibility, commencing in November 1996, to capitalize direct-response advertising costs and amortize such costs on a declining balance basis over a period which matches the expected future stream of revenues generated from new customers obtained as a result of the Company's various media advertising campaigns. The Company's business strategy includes the continued increase of direct-response advertising expenditures over the next 12 months as a means of attracting new customers.

     General and administrative expenses increased by $662,000 to $1,177,000 in the 1997 Year from $515,000 in the 1996 Year but decreased as a percent of net sales to 17.5% from 19.9%. The decrease in general and administrative expenses as a percentage of net sales was primarily due to fixed expenses increasing at a lower rate than net sales as a result of increased economics of scale. This increase in dollar amounts was a result of hiring personnel to support the growth of the Company's sales. Officers' compensation increased by $381,000 to $1,150,000 in the 1997 Year from $769,000 in the 1996 Year. The increase was due to the officers' annual incentive bonuses which are based on the Company's achievements of specified annual sales and consolidated earnings from operations before interest, taxes, depreciation, and amortization but without deductions for officers' salaries. While management expects such expenses to continue to increase in connection with the anticipated increase in sales volume, management believes that these expenses as a percentage of net sales will not increase significantly due to management's implementation of computer automation and other cost saving measures.

     Income from operations increased by $1,195,000 to $1,290,000 in the 1997 Year from $95,000 in the 1996 Year. This is mainly attributable to the Company's significant increase in sales without a corresponding increase in certain operating costs.


     Interest expense increased by $27,000 to $48,000 for the 1997 Year from $21,000 for the 1996 Year. This was due to an increase in outstanding indebtedness.


     The Company's effective income tax rate was approximately 38.3% for the 1997 Year and 16.2% for the 1996 Year, due to the increase in taxable income and the resultant increase in federal marginal income tax rates.


Comparison of the Quarter Ended January 31, 1998 to the Quarter Ended January
   31, 1997


     Costs of goods sold increased by $357,000 from $448,000 in the quarter ended January 31, 1997 (the "1997 quarter") to $805,000 in the quarter ended January 31, 1998 (the "1998 quarter").


     The gross profit percentage declined to 59.36% in the 1998 quarter from 64.95% in the 1997 quarter. This was due to the purchase and sale by the Company of a diversified line of products, including certain lower margin products. The Company has entered into two contracts with its suppliers which management expects will continue to stabilize the cost of sales. Management anticipates the Company's gross profit percentage to remain constant at approximately 60%.


     Selling expenses remained constant between the quarters but decreased as a percentage of sales by 4.23% from 16.2% in the 1997 quarter to 11.96% in the 1998 quarter.


     General and administrative expenses have increased 2 1/2 times from $206,000 in the 1997 quarter to $684,000 in the 1998 quarter. Management has invested in personnel, training for personnel and other items intended to develop the infrastructure required to meet the demands of anticipated increases in customers and sales arising out of provider contracts with Groups and pending changes in the law regarding reimbursement for supplies sold to diabetics.


     Officers' compensation decreased during the 1998 quarter as compared to the 1997 quarter due to a decline in EBITDA which resulted in a decrease in EBITDA-based bonus payments to officers. The decrease in EBITDA arose primarily from the write-off of costs associated with a prior uncompleted public offering and additional depreciation expenses due to the capital expenditures on the new land, building and building improvements.


     As a result of the development of the Company's infrastructure, the Company had a net loss of ($384,000) for the 1998 quarter as compared to income of $61,000 in the 1997 quarter.


Liquidity and Capital Resources


     The Company's primary cash requirements have been to fund increased levels of inventories and accounts receivable. The Company has funded its operations and capital expenditures primarily through capital contributions, stockholders' loans, income from operations and to a lesser extent, by utilizing vendor credit and third party borrowing. At October 31, 1997, the Company had a working capital deficiency of approximately ($234,000) compared to working capital of approximately $43,000 at October 31, 1996.


     Net cash provided by operating activities was approximately $579,000 for the twelve months ended October 31, 1997, as compared to net cash provided by operating activities of approximately $125,000 for the period from September 28, 1995 (inception) to October 31, 1996. The increase in cash provided by operating activities was primarily attributable to the increase in net income, depreciation, accounts payable, deferred income tax liability and income tax payable offset by the increase in accounts receivable and direct advertising costs. The Company generally pays its vendors within 30 days and has been able to purchase inventory as required. Net cash used in investing activities was approximately $1,149,000 for the twelve months ended October 31, 1997, as compared to net cash used in investing activities of approximately $392,000 for the period from September 28, 1995 (inception) to October 31, 1996. The cash used in investing activities was attributable to the acquisition of property and computer equipment. Net cash provided by financing activities was approximately $574,000 for the twelve months ended October 31, 1997 as compared to approximately $434,000 for the period from September 28, 1995 (inception) to October 31, 1996. The increase was attributable to the proceeds of advances from officers/stockholders and proceeds from borrowings evidenced by notes, decreased by certain offering costs incurred and deferred. At October 31, 1997, the Company had cash on hand of approximately $171,000.

     On May 31, 1996, in connection with the acquisition of the land and building owned by the Company and housing its offices and inventory to October 1997, the Company obtained a mortgage loan from a bank, payable in thirty monthly installments of $2,400, including interest at 9.75% per annum, with a principal payment of $239,000 at maturity on December 30, 1998. This mortgage is collateralized by the land, building and substantially all the assets of the Company. In April 1998, the Company entered into a contract for sale of such property. Upon the closing of such sale, the Company expects to utilize the proceeds to pay off such mortgage.

     In July 1997, the Company entered into the Line of Credit agreement with FNB which expires in July 1998 and provides for borrowings up to a maximum of $1,000,000. As of April 1998, the Company had borrowed the full amount available under the Line of Credit. The Company has used portions of the Line of Credit to fund its physical and labor force expansion.

     The loan is evidenced by the Company's promissory note and secured by UCC-1 filings giving FNB a first lien position covering all accounts receivable, inventory, and equipment. In addition, the Company is prohibited from pledging or encumbering the business assets or personal property securing this loan in any manner whatsoever without the prior written consent of FNB, except for trade indebtedness. Such indebtedness could, under certain circumstances, limit the Company's ability to expand its operations.

     Peter J. Fiscina, Chairman and Chief Executive Officer and Albert R. Ayala, Vice Chairman of the Company have personally guaranteed the Line of Credit indebtedness to FNB. Such guarantees will be released upon the Company's registration statement becoming effective in connection with the Offering and the Company's Common Stock being approved for listing and commencing to trade on NASDAQ SmallCap. There can be no assurance that any such guarantee will be available to the Company in the future or that the Company's securities will be listed on NASDAQ SmallCap.

     In March 1998, the Company completed an offering of its Series A Preferred Stock which resulted in net proceeds to the Company of $2,760,000. See "Prospectus Summary -- Private Placement" and "Description of Capital Stock."

     The Company's accounts receivable at October 31, 1997 were approximately $1,051,000 as compared to approximately $488,000 at October 31, 1996. The Company's present customer base is composed of approximately 24% of customers with Medicare coverage only, 37% of customers with Medicare and supplementary insurance coverage and 39% of customers with primary coverage by private insurers. Medicare usually makes reimbursement payments within 15 to 30 days while private insurance companies make reimbursement payments within 30 to 45 days. However, in certain cases if the invoice is not reimbursed upon initial submission, reimbursement payments may take 120 days. Sales to Group participants are invoiced -- generally monthly -- directly to the Group rather than the ultimate insurer, and Groups generally pay such invoices within 30 days of the invoice date. A small amount of accounts receivable prove to be uncollectible for a variety of reasons.

     A key component of the Company's business strategy is to expand its customer base by entering into provider contracts with Groups including PPOs, TPAs, self-insured plans, managed care programs and other similar groups. Through January 1998, the Company has entered into four provider contracts with Groups. The Company is currently conducting field implementation marketing efforts with respect to such contracts. Based on such marketing efforts, and changes in reimbursement eligibility, the Company believes that increasing numbers of Group participants will be attracted as new customers. In order to support this expanding customer base, the Company has purchased and moved to a larger facility, and has and will continue to hire additional personnel and increase its inventory level. See "Business--Properties" and "Business--Employees." The Company has also installed computer hardware and software upgrades which, by integrating the Company's billing and collecting departments (as well as insurance verification and other departments) permit the Company to identify outstanding accounts receivable at earlier stages and, accordingly, to implement collections efforts at an earlier stage, will permit accelerated collections of accounts receivable and, management believes, maintain collections within 90 days or less. The Company expects a shift in its customer base from a concentration of customers with Medicare coverage to a customer base including a greater proportion of customers with private insurance.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds from the Private Placement, together with cash on hand, the proceeds from the exercise of the Investor Warrants, if any, cash expected to be generated from operations, and other available capital resources, including the Line of Credit, will be sufficient to satisfy its contemplated cash requirements for at least 12 months from the date of the Prospectus. However, if the Company's plans relating to the implementation of its business strategy change, or the Company's assumptions regarding the implementation of its business strategy prove to be inaccurate or the proceeds of the Private Placement prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be forced to seek additional financing. There can be no assurance that additional financing could be obtained on acceptable terms, if at all.


Inflation

     The Company does not anticipate that inflation will have a material effect on the Company's operations.


Year 2000 Compliance

     The Company relies significantly on computer technology throughout its business to effectively carry out its day-to-day operations. As the millennium approaches, the Company is assessing all of its computer systems to ensure that they are "Year 2000" compliant. In this process the Company may replace or upgrade certain systems which are not Year 2000 compliant, in order to meet its internal needs and those of its customers. The Company expects its Year 2000 project to be completed on a timely basis. However, there can be no assurance that the systems of other companies on which the Company may rely also will be timely converted or that such failure to convert by another company would not have an adverse effect on the Company's systems. The cost to the Company of such changes are difficult to estimate but are not expected to have a material financial impact. Actual results could differ materially from the Company's expectations due to unanticipated technological difficulties, vendor delays, and vendor cost overruns.

                                   BUSINESS



Overview


     The Company markets and sells by mail order products and services for diabetic retail customers throughout the United States. These products include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. The Company's sales revenues are primarily generated from reimbursements by Medicare and private insurance carriers on behalf of the diabetic retail customers. As of January 1998, the Company estimates that it had in excess of 8,000 active customers (a customer generally being considered active if he or she has placed and paid for orders in the last 90 days).


     Persons suffering from diabetes, a chronic disease for which no cure presently exists, must manage their disease by maintaining their blood sugar levels as close to normal as possible. Blood testing permits diabetics to monitor their blood sugar levels on a regular basis so that other treatment steps, particularly the use of insulin and/or other medication, can be administered effectively, in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives, although compliance levels vary greatly among diabetics. The CDC estimates that, as of 1995, 16,000,000 Americans had diabetes, of whom approximately 8,000,000 had actually been diagnosed as suffering from the disease. The CDC estimates that of these diagnosed diabetics, up to 10%, or 800,000 Americans, suffer from Type I insulin dependent diabetes ("IDDM") and require daily injections of insulin. The remaining number of diabetics suffer from Type II non-insulin dependent diabetes ("NIDDM"). Current estimates are that more than 600,000 new cases of diabetes are diagnosed annually in the United States.


     The Company is developing its business in order to capitalize on the continuing regulatory and marketplace changes occurring in the healthcare industry and the opportunities presented thereby. Since inception, the Company has primarily focused on obtaining individual IDDM customers, covered by Medicare and private insurance. These customers have been generated through a nationwide media advertising program. Presently the Company receives approximately 59% of its sales revenues from Medicare reimbursement and substantially all of its remaining sales revenues from private insurance reimbursement. At present, substantialy all of the Company's customers are IDDM customers.


     During the second half of 1997, the Company implemented a new business strategy seeking increased numbers of additional customers through contracts with Groups (including PPOs, TPAs, self-insured plans, managed care programs and other similar groups). Pursuant to these contracts, the Company provides diabetes test products to Group participants at a specified price or reimbursement formula. The success of this strategy depends both on the Company's ability to enter into provider contracts with Groups and, after entering into such contracts, to attract participants in the contracting Groups to become customers of the Company. The sale of products to Group participants tends to be more profitable to the Company than sales to media customers because reimbursement rates for test products sold to Group participants are generally higher than those for sales to the Medicare participants who make up a substantial portion of the Company's media customers. Management also believes that provider contracts offer a more precisely targeted marketing opportunity for the Company to obtain substantial blocks of customers as compared to television advertising which tends to be more diffuse and to require increasing financial expenditures over an indefinite period of time. To date, the Company has entered into four provider contracts with Groups and is actively negotiating a number of additional contracts. The Company intends to continue its efforts to seek additional provider contracts and to attract Group participants as customers.


     Effective July 1, 1998, sales of test products to such NIDDMs become eligible for Medicare reimbursement, in accordance with the NIDDM Provision of the Balanced Budget Act. Whereas, previously, Medicare only provided reimbursement for IDDM customers, the NIDDM Provision expands coverage to all diabetics. Accordingly, the Company is also implementing a new media advertising program intended to capitalize on the change in the law effected by the NIDDM Provision. The new advertising campaign is designed to capture substantial numbers of additional customers who are non-insulin dependent, although there can be no assurance of the

Company's ability to do so in view of the fact that the NIDDM market is a new and untested market for the Company, and that the level of usage of test kits and other supplies by non-insulin dependent diabetics may be substantially lower. Non-insulin dependent diabetics do not generally purchase insulin.


Diabetes

     Diabetes is a chronic disease in which persons suffer from either a deficiency of insulin, a hormone normally produced by the pancreas, or a decreased ability to use insulin. Insulin allows glucose (sugar) to enter into body cells and be converted to energy. Insulin is also needed to synthesize protein and store fats. In uncontrolled diabetes, glucose and lipids (fats) remain in the bloodstream and, with time, can damage the body's vital organs, including eyes, kidneys and blood vessels, can lead to heart disease, stroke, kidney failure, blindness and nerve damage, and can necessitate the amputation of the feet and legs. The American Diabetes Association estimates that diabetes leads, annually, to 54,000 amputations, 12,000-24,000 cases of blindness and well over 100,000 deaths. The CDC estimates that in 1992, total direct medical costs associated with diabetes in the United States were $45 billion.

     Diabetes is classified into two types: Type I insulin dependent diabetes or IDDM which is more severe and usually develops in childhood or adolescence, and Type II non-insulin dependent diabetes or NIDDM which tends to develop after age 40. Persons suffering from IDDM generally produce little or no insulin naturally and require daily doses of insulin by injection. Persons suffering from NIDDM generally produce, but are unable effectively to use, natural insulin. These persons are more likely than Type I diabetics to be over-weight and to have high blood pressure and other risk factors linked to heart disease. Type II diabetics generally are treated with oral medication which permits more effective use of the naturally produced insulin, insulin injection, or a combination of both, as well as diet management and exercise plans. While diabetes is a chronic disease for which no cure exists, the disease can be controlled and managed.

     In June 1997 the American Diabetes Association issued, and federal health agencies, including the CDC and the National Institute of Diabetes and Digestive and Kidney Diseases endorsed, new guidelines defining the blood sugar levels deemed to indicate diabetes and calling for substantially increased efforts to diagnose and detect diabetes. Under the new guidelines, a blood sugar level of 126 milligrams per deciliter (rather than 140 milligrams) will be the basis for a diagnosis of diabetes. The new guidelines are expected to lead to increased detection and diagnosis of diabetes in the United States.

     Both Type I and Type II diabetics must manage their diseases by maintaining their blood sugar levels as close to normal as possible. Furthermore, both Type I and Type II diabetics are generally advised to regularly test their blood. Blood testing permits diabetics to determine their blood sugar levels on a regular basis so that the effectiveness of behavioral treatment (e.g., diet management, exercise and weight loss) can be assessed, and other treatment steps, particularly required insulin doses or medication, can be administered effectively, in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives.


Business Strategy and Plan

     The Company is seeking to establish a multi-faceted business offering a variety of products specifically targeted to, and desired by, the market comprised of persons suffering from diabetes. Management believes that diabetics have a series of unique needs including the types of medical equipment and products currently being sold by the Company and other items. Many of the items required by diabetics are available from a variety of sources. The Company believes, however, that most diabetics currently purchase products on an item by item basis, from multiple vendors. By positioning itself as a single convenient source for, and vendor of, a variety of high quality products, available via telephone order and for reliable, timely home delivery by mail, the Company believes that it will induce a significant number of diabetics to become customers, and furthermore, that such customers will, on a repetitive basis, purchase products offered by the Company.

     To accomplish its goals, the Company, which has been operating since November 1995, has adopted a business strategy (which also constitutes the Company's plan of operations for the remainder of the current fiscal year (ending October 31, 1998) and for the first six months of the 1999 fiscal year), the key elements of which are described below:

   o Increasing the number of active customers by marketing its products and services to participants in Groups with which the Company has entered into provider contracts. Success at these marketing efforts will both add customers and adjust the overall profile of the Company's customer list to include an increasing percentage of private insurance customers, sales to whom tend to be more profitable for the Company than sales to customers with Medicare coverage. The Company will also seek to add customers by means of continued targeted television and radio advertising.


   o Obtaining additional provider contracts with Groups as potential additional sources of customers.


   o Positioning the Company to add as new customers non-insulin dependent diabetics with Medicare coverage, commencing July 1, 1998, the date Medicare begins to reimburse such persons for the purchase of test products under the NIDDM Provision of the Balanced Budget Act.


   o Intensifying efforts to penetrate the portion of the diabetic market made up of persons suffering from NIDDM. These persons represent an estimated 90% or more of the overall diabetic market. The Company will continue its efforts -- through its advertising campaigns and provider contracts -- to add non-insulin dependent customers, particularly those with private insurance.


   o Protecting profit margins on sales by negotiating increasingly favorable supply contracts with product suppliers, as the Company's customer list grows and, consequently, the Company's purchasing power increases.


   o Accommodating the demands of the increased levels of business already achieved by the Company, and which management anticipates may be achieved over the next 12 to 18 months, by hiring additional personnel. The Company presently estimates that over such period, approximately 34 new employees will be engaged, bringing the total number of employees to approximately 100.


   o Investigating the feasibility of developing and offering new product lines to its customers and of making acquisitions of other companies engaged in similar businesses or of their customer lists.


Customers


     Customers purchasing the Company's products pay for them by assigning to the Company their rights to reimbursement, by Medicare and/or private insurers, for the cost of such products. Such reimbursements represent the source of substantially all payments to the Company for the goods it sells (and, correspondingly, substantially all of the Company's sales revenues). See "Risk Factors -- Dependence on Reimbursement by Third Party Payors." The Company will not accept an order for its products from, or ship products to, a customer, unless and until the customer has established, to the Company's satisfaction, that he or she is covered by Medicare or qualifying private insurance and assigned to the Company his or her right to direct reimbursement by Medicare and/or the customer's private insurer.


     Under currently effective regulations, Medicare reimburses for the cost of test products purchased by diabetics with IDDM only. Medicare, historically, has not reimbursed, and currently does not reimburse, for the cost of test products purchased by diabetics suffering from NIDDM.


     As Medicare does not reimburse for the cost of test products purchased by non-insulin dependent diabetics, the Company, since its inception, has marketed its products to the estimated 800,000 diabetics suffering from IDDM and has neither sought, nor attracted customers from the much larger number of non-insulin dependent diabetics. Initially, the Company primarily attracted insulin dependent diabetics with Medicare coverage. Over time, the Company also began to attract and accept orders from increasing numbers of insulin dependent diabetics with private insurance.


     Commencing July 1, 1998, pursuant to the NIDDM Provision included in the Balanced Budget Act, non-insulin dependent diabetics with Medicare coverage will qualify for Medicare reimbursement for the purchase of diabetes test products. An element of the Company's business strategy is to capitalize on this change in the law by attracting as new customers non-insulin dependent diabetics with Medicare coverage, although such customers represent an inherently untested market. To that end, the Company intends to conduct new marketing efforts targeted at this new pool of potential customers. In conjunction with such efforts, the Company will also seek to attract as new Customers non-insulin dependent diabetics with private insurance. See "Business--Overview" and "Business--Business Strategy and Plan."


     During the 12 months ended October 31, 1997, the Company received approximately 30% of its sales revenues from customers with Medicare coverage only, approximately 37% of its sales revenues from customers with Medicare and supplemental insurance coverage and approximately 33% of its sales revenues from customers with private insurance coverage only. The Company's business strategy is designed to increase the percentage of sales revenues received from customers with private insurance.


Products--Diabetic Testing Products, Insulin and Syringes


     The Company's core business, generating nearly all of the Company's sales revenues to date, is the sale of products required by diabetics to conduct and evaluate testing of their blood sugar levels. The blood sugar testing products consist of a "lancet," used to prick the finger and obtain drops of blood for analysis, a "lancing device," which houses and fires the lancet into the finger, a "strip," on which an extracted drop of blood is placed, a "control solution," placed on the strip to test the meter's accuracy, and a blood glucose monitor or "meter," which reads the drop of blood on the strip and provides a blood-sugar level result. All five of these test products are marketed and sold by the Company. In addition, the Company also markets and sells insulin and syringes required by diabetics with IDDM. Revenues from the sale of insulin and syringes, however, represent an insignificant portion of the Company's total sales revenues.


     The Company offers a variety of meters purchased from four major manufacturers of such devices. Meters generally have a useful life of one to five years, and some first time customers of the Company who have been purchasing test products from other vendors choose to continue using the meter they already own. In many cases, customers requiring new meters purchase a model recommended by their physicians. In other cases, the Company's customer service representatives discuss with a customer the available models of meters and help the customer determine which to purchase.


     Each model of meter requires use of a particular "model-unique" test strip. Manufacturers of meters also manufacture the test strips to be used with their meters. Test strips and lancets are used only once, and, therefore, are ordered by customers on a continuing and repetitive basis. The Company sells test strips and lancets in boxes of 100 each (or, for diabetics requiring less frequent testing, 50 each).


     Customers generally order control solution on an "as needed" basis. Lancing devices typically have a useful life of approximately six months, and customers generally replace their lancing devices accordingly.


Order and Purchase Procedures


     Prospective customers of the Company, responding to television or radio advertisements or learning of the Company's products through their Group, are directed to call a toll-free "800" phone number for information about the Company's products and to place orders.


     Callers speak to trained Company customer service representatives who complete an information sheet which commences the Company's internal qualification process. This process must be completed before the customer is accepted by the Company and test products and/or insulin and syringes can be shipped. Elements of this process include (i) verification of Medicare and/or private insurance coverage, including any supplementary coverage, (ii) verification of the customer's physician's professional identification number,
(iii) receipt from the physician of a certificate of medical necessity and "doctor's order," and (iv) receipt from the customer of an assignment of payment form. The "doctor's order" confirms the customer's insulin dependency (in the cases of customers with Medicare or certain types of private insurance), ability to use the test products, type and quantity of insulin used (where applicable) and amount of daily testing required.


     The Company's customer list, which as of January 1998 included in excess of 8,000 active customers, is currently composed almost entirely of insulin dependent diabetics with Medicare and/or qualifying private insurance. Under current regulations, non-insulin dependent diabetics with Medicare coverage are not entitled to

Medicare reimbursement for diabetes test products. For this reason, the Company generally has not sold products to persons suffering from NIDDM (although the Company has sold products, on a very limited basis, to persons with NIDDM who maintain qualifying private insurance). Additionally, the Company does not presently and has no plans to sell products to the portion of the population enrolled in HMOs. Under the NIDDM Provision of the Balanced Budget Act, effective July 1, 1998, all Medicare recipients diagnosed with diabetes, whether or not insulin dependent, will qualify for Medicare reimbursements for diabetes test products. At that time, the Company expects to commence sales of test products to all diabetics with Medicare coverage.

     Once the Company has received the certificate of medical necessity and/or doctor's order, has verified the customer's insurance coverage, and has received from the customer a signed assignment of payment form, the Company will accept the customer's order and ship test products and/or insulin and syringes. Typically, the time frame from first call by a new customer to shipment of and billing for such customer's first order is between 14 and 21 days, although this period may be shorter in the case of sales to Group participants because required verifications and information can generally be provided by the Group more quickly and efficiently than if the Company is required to contact a customer's physician and insurer directly. Generally, all test products are included in the first order (although some first time customers who have been purchasing test products from other vendors do not order meters, choosing instead to continue using the meters they already own). Thereafter, replacement supplies are automatically shipped periodically, based upon the customer's testing needs.

     The Company, at its facility, maintains product inventory in quantities it believes to be sufficient to meet customer demand. See "Business--Properties." See also "Risk Factors -- Dependence on Suppliers of the Company's Products." Historically, the Company has shipped ordered products upon completion of its internal qualification process and, accordingly, has never experienced any backlog in filling orders. Orders are filled at and shipped from the Company's facility. All customer service representatives, marketing and sales personnel, shipping and receiving personnel, and accounting, billing, management and other personnel are located at the Company's facility (see "Business--Employees").


Shipping, Billing and Payment Procedures

     Upon completion of a customer's file and approval of the customer's order, the Company ships the products ordered to the customer by U.S. mail. Payment for supplies shipped to customers covered by Medicare or private insurance is made pursuant to the customer's assignment to the Company of the customer's right to Medicare or other insurance reimbursement.

     Upon shipment of products to a customer, the charges therefor are entered into the Company's billing system. Invoices are generated and delivered promptly upon acceptance of the order and shipment of products. Accepted Medicare invoices are generally paid within 15 to 30 days of the invoice date, and most approved private insurance invoices are paid within 30 to 45 days of the invoice date. Invoices not paid upon initial submission typically require up to 120 days for collection. A small amount of accounts receivable prove to be uncollectible for a variety of reasons.

     Sales to Group participants are invoiced -- generally monthly -- directly to the Group rather than the ultimate insurer, and Groups generally pay such invoices within 30 days of the invoice date.


Reimbursement


     Under current regulations, Medicare will reimburse 80% of the "allowable amount" for the purchase of test products once the customer's annual deductible has been met. The "allowable amount" is the lower of the submitted charge or the state fee schedule based upon the beneficiary's state of residence. Under present rules, the state fee schedules are updated annually by HCFA. Those Medicare beneficiaries also holding supplementary private insurance pay all or a portion of the remaining 20% of the "allowable amount" through such supplementary coverage. Those Medicare beneficiaries without supplementary coverage are personally responsible for the remaining 20%. Because Medicare will not reimburse for the cost of insulin and syringes, diabetics purchasing insulin and syringes from the Company are responsible for payment for these items, either directly or through private insurance. Sales of insulin and syringes account for an insignificant portion of the Company's total sales revenues.

     The terms of private insurance policies vary widely, with differences existing in such areas as products covered, reimbursement rates and deductibles. For this reason, the Company carefully examines (using its own qualification standards) the terms of policies held by prospective customers for whom private insurance provides the primary reimbursement source. Among other qualification standards which customers must meet, the Company will only sell products to persons whose primary source of reimbursement is private insurance if their deductible is less than a specified amount set from time to time by Company management (currently $300). Typically, however, qualifying private insurance reimburses for test products at a rate of 80% of the "usual and customary" price for the products as determined by such private insurers pursuant to their own fee schedules. These prices have generally been higher than the "allowable amount" established by the HCFA fee schedule. Accordingly, private insurance reimbursements for products sold to private insurance customers are generally higher than Medicare reimbursements for the same products, making sales to private insurance customers generally more profitable to the Company than sales to Medicare customers. For this reason, one component of the Company's business strategy (see "Business--Business Strategy and Plan") is to increase the percentage of the Company's total customer list made up of non-Medicare customers.


Sales and Marketing

     The Company, historically, has generated sales of test products and insulin and syringes by advertising for its products on television and radio (and, to a much lesser extent, in print media). The advertising, aimed at individual insulin dependent diabetics with Medicare or qualifying private insurance, promote the safety and reliability of the products distributed by the Company, the available automatic re-ordering and shipping of the test products, the convenient and reliable delivery by mail of the products, and the Company's services in processing and obtaining insurance reimbursements (thus relieving customers of this administrative burden). Interested prospective customers are directed to call a toll-free "800" phone number for more information. The phone number is staffed with trained Company customer service representatives who discuss with callers the callers' needs, commence the order and sale process and/or answer callers' questions, including questions about the use of purchased products. See "Business--Products--Diabetes Testing Products, Insulin and Syringes" and "Business--Order and Purchase Procedures."

     The Company's advertising campaigns are designed to reach and attract the interest of audiences likely to include higher concentrations of diabetics. See "Risk Factors--Competition." The Company also produces and makes available to current and prospective customers flyers, brochures and other literature concerning diabetes in general and the specific products sold by the Company.

     The Company has entered into four provider contracts with Groups, and seeks additional contracts with Groups to provide diabetes test products and insulin and syringes to their participants. See "Business--Provider Contracts." Upon entry into provider contracts with Groups, the Company conducts a range of direct marketing efforts, in coordination with the Groups, to promote the Company's name and products among the Groups' participants, and to attract such participants to become customers of the Company. Management believes that because such promotional and marketing efforts can be directed to a specifically identifiable and accessible group of individuals on a repetitive basis, they are both cost effective and potentially highly successful. However, the Company's promotional marketing efforts in this regard are still evolving and are largely unproven, and there can be no assurance that the Company will successfully attract significant numbers of Group participants as customers. See "Risk Factors--The Company May Not Be Successful In Penetrating Managed Care Market."

     The Company's customer service representatives discuss with callers their diabetes testing needs, answer their questions about insurance reimbursement, describe the Company's products and services, and direct callers through the process of ordering supplies, verifying insurance coverage and obtaining necessary certificates of medical necessity. Additionally, customer support representatives are available to discuss with customers the manufacturer's recommended use of products.

     The Company does not depend on any one or a limited number of customers for a material portion of its sales.

Provider Contracts

     During 1997, the Company inaugurated efforts to attract additional customers by entering into provider contracts with Groups and marketing test products to such Groups' participants. Between May 1997 and January 1998, the Company entered into provider contracts with four Groups. Pursuant to these provider contracts, the Company is listed as an authorized provider of test products and supplies for diabetics; participants in the Groups are informed of, and have access to information about the Company's products, and are assured coverage by their Groups or insurers for products purchased from authorized providers including the Company.

     Participants in contracting Groups generally can choose from a number of providers of products for diabetics, and continue to have the option of purchasing needed goods from pharmacies (rather than the Company or other mail order or specialty providers). However, management believes that the contracts it maintains with Groups provides it with a group of potential customers to whom the Company can target its marketing efforts in an efficient and effective manner. See "Business--Sales and Marketing."

     The provider contracts between the Company and the Groups specify the price or formula for reimbursement for the test products sold by the Company to the Groups' participants, as well as the procedure for, and timing of, such reimbursements. Generally, the Company invoices the respective Groups on a monthly basis for sales made to their participants and the Groups pay the invoices within a specified period following invoicing, generally within 30 days.

     See "Risk Factors--The Company May Not Be Successful In Penetrating Managed Care Market."


Suppliers

     Because the Company does not manufacture the diabetes test products and other items it sells, it purchases its inventory from manufacturers of such goods. Test products are produced by only four manufacturers, and the products produced by each manufacturer differ from those produced by the others; diabetes test products are not standardized through the industry. The Company must maintain in its inventory a full selection of all lines of test products in order to meet its customers' demands. Customers order specific products, often based either on a physician's prescription or the particular products previously used. One manufacturer's products cannot be substituted for those of another.

     During the year ended October 31, 1996, two manufacturers accounted for 62% and 16%, of the Company's purchases. During the year ended October 31, 1997, two manufacturers accounted for 58% and 9%, respectively, of the Company's purchases.

     The Company has never experienced an availability shortage of the products it sells or an inability to fill customers' orders (although there can be no assurance that such products will not become unavailable in the future). However, like many other products sold in the open market, prices for the products required by the Company fluctuate from time to time. Because the Company's sales revenues are determined by fixed reimbursement rates, the Company seeks to maintain and expand margins primarily by controlling its costs, including the costs of its inventory.


     In an effort both to control and predict the costs of inventory, the Company periodically negotiates price terms with the manufacturers of test products. Pursuant to agreements produced by such negotiations, the manufacturers agree to sell the Company its inventory requirements at specified prices which are tied to the volume of inventory purchased. By negotiating such price schedules, the Company can purchase inventory at negotiated fixed prices, and thus, avoid volatile open market purchases. By entering into supply agreements with the manufacturers, the Company is able to stabilize and better predict the costs of inventory and, further, to assure its supply of inventory (although, even in the absence of negotiated sales contracts, the Company has never experienced a shortage of inventory).


     The Company currently has supply contracts with two manufacturers. An updated agreement (to replace the terms for 1997) is being negotiated with a third manufacturer. The Company is also engaged in negotiations for a supply contract with the fourth manufacturer. In general, the Company has sought, and will continue to seek, to negotiate new supply contracts with all of the manufacturers periodically as the Company's sales (and corresponding purchases of inventory) increase. Management believes that as the Company's inventory purchasing power grows, it will be able to negotiate increasingly favorable supply agreements and price terms. However, there can be no assurance that the Company will increase its number of customer or be able to dictate more favorable supplier pricing terms as a result of any increases in the number of its customers. See, generally, "Risk Factors -- Dependence on Suppliers of the Company's Products."

Competition

     Numerous vendors sell products and services to diabetics on a national, regional and local basis, and the market for the sale of medical products for diabetics is highly fragmented. Sales are conducted by many different methods, the nature of the Company's competitors is varied, and the barriers to entry into the business are low. See "Risk Factors -- Competition."

     The test products and insulin and syringes sold by the Company to diabetics are available for purchase from national retail chain stores and pharmacies, such as Price Club, K-Mart, Wal-Mart, CVS/Revco and RiteAid, as well as from regional chains and local pharmacies. Many of the national and regional chains are, and some of the local pharmacies may be, more well-established, larger and better financed than the Company, and are able to use their visibility and substantial marketing resources to attract customers with diabetes. However, these retail outlets generally do not offer customers personalized attention in determining their needs. Furthermore, the Company, unlike most of these retail outlets, accepts assignments of customers' rights to insurance reimbursement, and processes insurance claims, relieving customers of the burden of preparing and confirming the documentation needed to obtain reimbursement. For the same reason, customers of the Company are not required to make payments out of pocket in order to receive products (other than certain co-insurance and deductible amounts), unlike customers of retail outlets. Additionally, because the Company accepts orders for products over the telephone and delivers them (on an automatic repetitive basis where requested), by mail, directly to the customer, management believes that the Company also has important advantages over retail stores in terms of convenience of use by customers.

     The Company also faces competition from other mail order companies and from home healthcare companies who provide similar products and services to customers. The Company, as of January 1998, serviced in excess of 8,000 active customers (a customer generally being considered active if he or she has placed and paid for orders in the last 90 days). Management believes that a number of companies serve significantly larger numbers of customers than does the Company, a greater number of companies serve a similar number of customers, and the largest number of companies serve a small number of customers. Certain of the Company's mail order competitors may be better established, larger and better financed than the Company. Key competitors providing mail order, home delivery and/or insurance claim processing services include Liberty Medical, Diabetes Support Services, Universal Self-Care and Transworld Home Healthcare.

     Furthermore, a much larger number of vendors engage generally in the sale, distribution, and delivery of a wide variety of medical products and equipment and other consumer goods. Many of these vendors may already possess the facilities, supplier relationships, administrative and management ability, distribution networks, financial and human resources, and experience to enter the business of mail order delivery of diabetes test products. Management believes that competition could become even more vigorous in the future.

     Part of the Company's business strategy focuses on the establishment of contractual relationships with Groups. See "Business--Business Strategy and Plan" and "Business--Provider Contracts". The Company is aware that competitors in the industry also are seeking to enter into such contractual relationships. In many cases, competitors for such contracts may have far greater management, human, and financial resources than the Company for entering into such contracts and for attracting Group participants to become customers. See "Risk Factors--The Company May Not Be Successful in Penetrating Market Managed Care Market" and "Risk Factors--Competition."

     As a general matter, the Company and its competitors have access to and market the same or similar diabetes test products. Furthermore, since customers pay for products through insurance reimbursement, and the amounts of such reimbursements are determined by HCFA and private insurers, the Company and its competitors sell products at substantially similar prices. Accordingly, the Company and its competitors do not generally compete with each other based on the quality of the goods they sell or the prices for which they sell such goods. Instead, the key competitive factors for the Company and other suppliers of diabetes products are the quality of service to customers, the scope and effectiveness of marketing efforts, including media advertising campaigns and, increasingly, the ability to develop new sources of customers through such means as obtaining and servicing provider contracts with Groups. See "Risk Factors -- Competition."

Employees

     At April 1, 1998, the Company employed 63 people. All such employees are engaged by the Company through an independent contractor providing employee leasing services to businesses. Of these persons, five are in sales and marketing, 17 are in customer service and support and insurance verification, three are in shipping and receiving, 22 are in billing and collections, and 16 are in management, administration and operations. The Company's personnel are not governed by any collective bargaining agreement and the Company believes that its relationship with its personnel is good. The Company believes that its wages and benefits, which reflect local conditions, are competitive with those provided by major area employers. All of the Company's hourly staff is currently paid wages on a basis that exceeds the current, and federally mandated increases in, the minimum wage. The Company believes it would not be materially impacted by future increases in the minimum wage.


Properties

     The Company owns and presently occupies a 35,000 square foot facility (the "Facility") located at 2373 Horseshoe Drive South, Naples, Florida 34104. Prior to the purchase of the Facility by the Company, pursuant to a lease agreement, the Company occupied the Facility for the period commencing on August 26, 1997 and ending on December 15, 1997 for an aggregate rent of $35,000. The Facility houses the Company's executive offices as well as all of the Company's operations, inventory and inventory storage facilities. On December 17, 1997, the Company completed the purchase of the Facility for a purchase price of $2,800,000. Financing for the acquisition in the amount of $2,525,000 was provided by First National Bank of Naples ("FNB"). The loan is secured by the grant of a first mortgage on the Facility in favor of FNB and is guaranteed by each of Peter J. Fiscina, Albert R. Ayala and Myron M. Blumenthal, in their personal capacities. The loan bears interest at the rate of 8.875% per annum, carries a 20 year amortization schedule with a maturity date of December 17, 2002, at which time the balance of the note (plus accrued but unpaid interest) is due, and is payable until maturity in monthly installments of $22,723.70 (including interest).

     At the time of the acquisition, FNB also provided the Company with an additional $300,000 second mortgage loan secured by a second mortgage of the Facility. The Company repaid the second mortgage loan with a portion of the proceeds from the Private Placement, and the second mortgage was released.

     Ronald L. Rucker, an officer of FNB, is also a director of the Company. See "Management--Directors and Executive Officers" and "Certain Relationships and Related Transactions -- Ronald L. Rucker." See also "Risk Factors -- Significant Outstanding Indebtedness."

     The Company has also conducted extensive renovations of the Facility in an aggregate amount of approximately $700,000, all of which has been paid. The Company may conduct additional renovations of the Facility during 1998.

     Prior to occupying the Facility, the Company operated from a 5,000 square foot building (the "Former Premises") located at 1951 J&C Boulevard, Naples, Florida 34109-6215. The Company purchased the Former Premises from Two Oaks Realty ("Two Oaks"), a partnership owned by Peter J. Fiscina and Albert R. Ayala, both officers, directors and principal stockholders of the Company. See "Certain Relationships and Related Transactions -- Two Oaks Realty." The Company acquired the Former Premises from Two Oaks in May 1996 for $320,000, the amount of the original purchase price paid by Two Oaks plus the costs of renovations of the Former Premises incurred by Two Oaks.

     In connection with the purchase of the Former Premises, the Company obtained a mortgage loan in the amount of $250,000, secured by a lien on the Former Premises and other assets of the Company. The loan is payable in monthly installments of $2,400, including interest at 9.75% per annum with a principal payment of $239,000 at maturity on December 30, 1998. In April 1998, the Company entered into a contract to sell the Former Premises for a price exceeding the outstanding amount of the mortgage loan.


Tradenames

     The Company has applied for federal trademark protection for the name Certified Diabetic Supplies and for its logo.

Government Regulatory Matters

     The healthcare industry is subject to governmental regulation. See "Risk Factors--Changes in Government Regulation May Have an Adverse Effect on Operations."

     Third-Party Reimbursement. Medicare is a government funded health insurance program which provides federally-funded health insurance coverage for persons age 65 or older and for certain disabled persons. Medicare Part B provides reimbursement for certain of the services, supplies and items provided by the Company. Reimbursement for the cost of the services and supplies which the Company provides is subject to extensive regulation. The level of reimbursement paid or payments made by Medicare is often lower than the level of reimbursement paid by other third-party payors, such as traditional indemnity insurance companies. See "Risk Factors--Dependence on Reimbursement by Third Party Payors."

     The Company accepts assignment of Medicare benefits, as well as assignments of benefits with respect to other third-party payors, on behalf of its customers whenever the customers' coverage is adequate to ensure payment of the customers' obligations. The Company processes its customers' claims, accepts payment at scheduled rates, and assumes the risks of delay or nonpayment for inadequately documented sales or services which are determined by the third-party payor as being medically unnecessary. The Company employs the administrative personnel necessary to transmit claims for reimbursements directly to private health insurance carriers, and seeks payment for any unreimbursed costs (e.g. copayments and deductibles) directly from customers. No assurance can be given that a significant number of future requests for reimbursement will not be denied, although the Company believes that its policies, procedures, and prices currently minimize this risk.

     Like other healthcare suppliers, the Company's sales revenues and profitability are adversely affected by the continuing efforts of third-party payors (including Medicare and managed care companies) to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of bills for services and negotiating reduced contract pricing. As expenditures in the home healthcare market continue to grow, initiatives aimed at reducing the costs of products and services in that market are increasing. See "Risk Factors--Changes in Governmental Regulation May Have an Effect on Operations" and "Risk Factors--Dependence on Reimbursement by Third Party Payors."

     Medicare Program. The Company is a certified Medicare Part B supplier. As a Medicare supplier, the Company can provide equipment and supplies to Medicare beneficiaries, and obtain reimbursement directly from the Durable Medical Equipment Regional Carriers. HCFA sets guidelines for the types and quantities of equipment and supplies, the costs of which are reimbursable under the Medicare program. Customers are personally responsible for uncovered amounts, including deductibles and co-payments, either through supplementary private insurance coverage or otherwise.


Product Liability and Insurance

     The Company maintains insurance coverage which it generally believes to be adequate. However, the nature of the Company's business may subject it to product liability lawsuits. The Company maintains product liability insurance in the amount of $1,000,000. To the extent that the Company is subject to claims which exceed its liability insurance coverage, such suits could have a material adverse effect on the Company. No such lawsuits are pending or, to the Company's knowledge, threatened against the Company and the Company has not experienced any material losses from such lawsuits in the past. See "Risk Factors--Product Liability; Adequacy of Insurance."


Legal Proceedings

     The Company is a defendant in an action filed in the United States District Court, Southern District of Florida, by Diabetic Supply Foundation, Inc., for federal copyright infringement and unfair competition. The basis of the claim is the apparent similarity of a flyer inserted by the Company in product shipments to customers, to a flyer, purportedly copyrighted and used by the plaintiff. The flyer is of a type commonly used by suppliers in the Company's market segment. The flyer has not been used by the Company for more than one year. The Company will attempt to dispose of the suit as expeditiously as possible and in any event management does not believe that the claim will have any material adverse effect on the Company or its operations.

                                  MANAGEMENT


Directors and Executive Officers

     The directors and executive officers of the Company are as follows:




Name                               Age    Position
-------------------------------   -----   --------------------------------------------------------
Peter J. Fiscina ..............    63     Chairman, Chief Executive Officer, Director
Albert R. Ayala ...............    56     Vice Chairman, Director
Myron M. Blumenthal ...........    66     Treasurer, Chief Financial Officer, Secretary, Director
Frederick J. Roberts ..........    39     President, Chief Operating Officer
Stanley Bloom, M.D. ...........    67     Director
Ronald L. Rucker ..............    55     Director

     Peter J. Fiscina. Mr. Fiscina is a co-founder of the Company and has served as its Chief Executive Officer, and as a director since its inception in September 1995. He also was President of the Company from inception through December 1997 when he became Chairman. From July 1994 to September 1995 Mr. Fiscina served as President of PF Development of Collier, Inc., a diabetic supply business similar to that of the Company. From February 1992 to December 1994, Mr. Fiscina served as the President of PF Development of Southwest Florida, Inc., a sub-franchisor for Country Kitchen Restaurants in Southwest Florida. From 1965 to 1990 Mr. Fiscina was the President and sole stockholder of Peters Best Beef Products Ltd., of Farmingdale, New York, a company engaged in the manufacture and wholesaling of meat products. In August 1989, Peters Best Beef Products Ltd. filed for protection under Chapter XI of the federal bankruptcy laws, and in June 1990, it filed for liquidation under Chapter VII of the federal bankruptcy laws. Mr. Fiscina is also a principal shareholder in and the President of Coastline Media, Inc. See "Risk Factors -- Prior Activities of Peter Fiscina" and "Certain Relationships and Related Transactions -- Coastline Media, Inc."

     Albert R. Ayala. Mr. Ayala is a co-founder of the Company and has served as a director since its inception in September 1995. From September 1995 through December 1997 he was a Vice President of the Company. In December 1997 he became Vice Chairman of the Company. From July 1994 to September 1995, Mr. Ayala served as Vice President in charge of sales and shipping for PF Development of Collier, Inc. From 1985 to July 1994, Mr. Ayala was the owner, and served as President of Ayala Companies, Inc. d/b/a Electro-Bake Auto Painting, Inc., custom auto paint shops located in Southwest Florida.

     Myron M. Blumenthal. Mr. Blumenthal has served as the Company's Treasurer, Chief Financial Officer, and as a director since October 1995. Mr. Blumenthal is a Certified Public Accountant and was engaged in private practice from 1965 through 1995. Since 1986, Mr. Blumenthal has served as Chairman of the Board of Select Resources, PLC, a British company that, between 1988 and 1992, sought to invest in oil and gas properties in the United States. Conduct of such activities was contingent upon raising sufficient capital pursuant to a securities offering. The offering was never completed, and the Company has been inactive since 1992. Mr. Blumenthal is also a principal shareholder in and officer of Coastline Media, Inc. See "Certain Relationships and Related Transactions -- Coastline Media, Inc."

     Frederick J. Roberts. Mr. Roberts has served as the Company's President and Chief Operating Officer (as well as President of the Company's operating subsidiaries) since December 1997. Mr. Roberts formerly was Executive Vice President and General Manager of Allen Systems Group, an international computer software organization, responsible for daily global operations including sales and marketing. He concurrently served as Chief Financial Officer, responsible for the organization's financial management and investor relations. Mr. Roberts began his tenure at Allen Systems Group in 1992.

     Stanley Bloom, M.D. Dr. Bloom, a medical doctor, has been a director of the Company since October, 1997. Dr. Bloom is a partner in Physicians in Urology, P.A. of Livingston, New Jersey and has been engaged in private practice in the field of urology since 1970. He is currently affiliated with the University of Medicine and Dentistry, Newark, New Jersey, St. Barnabus Medical Center, Livingston, New Jersey, and Overlook Hospital, Summit, New Jersey. Dr. Bloom is a member of the American Association of Diabetic Educators, and has lectured extensively, particularly in the area of diabetes and sexual dysfunction. Dr. Bloom is married to Mr. Fiscina's sister-in-law.

     Ronald L. Rucker. Mr. Rucker has served as a director of the Company since October 1997. Mr. Rucker, since 1994, has been Senior Vice President, Commercial Lending, for First National Bank of Naples. From 1989 through 1994, Mr. Rucker was Vice President, Commercial Lending, for the same bank. First National Bank of Naples has provided the Company with a mortgage loan in connection with the Company's purchase of its Facility, as well as a line of credit. See "Business -- Properties" and "Certain Relationships and Related Transactions -- Ronald L. Rucker."


Audit Committee

     The Board of Directors has established an audit committee comprised of three members, two of whom are required to be independent. The current members of the audit committee are Messrs. Rucker, Bloom and Blumenthal. The audit committee is to be responsible for making recommendations concerning the engagement of the independent public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of the Company's internal accounting controls.


Executive Compensation

     The following table sets forth the compensation paid to the Chief Executive Officer and the two other executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended October 31, 1996 and October 31, 1997.


                          SUMMARY COMPENSATION TABLE




                                                                                 Long-Term
                                     Annual Compensation                        Compensation
                                   ------------------------                    -------------
                                                               Other Annual      Securities      All Other
  Name and Principal     Fiscal                                Compensation      Underlying     Compensation
       Position           Year      Salary($)     Bonus($)         $(1)          Options(#)         ($)
---------------------   --------   -----------   ----------   --------------   -------------   -------------
Peter J. Fiscina        1997        150,000       350,000          --            1,000,000          --
Chairman, Chief         1996        150,000       207,000          --            2,000,000          --
 Exective Officer
Albert R. Ayala         1997        100,000       225,000          --              100,000          --
Vice Chairman           1996        100,000       106,000          --            1,000,000          --
Myron M. Blumenthal     1997        100,000       225,000          --            1,000,000          --
Treasurer, Chief        1996        100,000       106,000          --            1,000,000          --
 Financial Officer

------------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the value of such perquisites and other personal benefits provided by the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer for such year.


Employment Contracts and Termination of Employment

Messrs. Fiscina, Ayala and Blumenthal

     Peter J. Fiscina, Albert R. Ayala and Myron M. Blumenthal (each of Mr. Fiscina, Mr. Ayala and Mr. Blumenthal are, for purposes of this discussion, referred to as "Executive") are employed under five-year employment agreements with the Company, each terminating on October 31, 2000.

     The employment agreements require the Executives to devote their entire time, energy and skill to the Company, while acknowledging that the Executives have other business interests and serve as directors of other businesses, and confirming that such activities shall be permitted. Each of the Executives has, since the Company's inception, devoted substantially all of their business time and efforts to the Company and the Company believes they will continue to do so for the indefinite future. Each of the Executives also agrees, while an employee of the Company and for two years thereafter, not to compete with the Company, not to solicit customers and clients of and other persons with relationships with the Company, and not to solicit any employees, agents or representatives of the Company in an effort to cause such persons to become employees, agents or representatives of any competitor of the Company. There can be no assurance that a court would enforce such restrictive covenants.

     The employment agreements provide for the payment to Messrs. Fiscina, Ayala and Blumenthal of annual base salaries of $150,000, $100,000 and $100,000, respectively. Each executive is also entitled to receive annual incentive bonuses based upon the Company's achievement in any year of specified incremental levels of annual sales and consolidated earnings from continuing operations before interest, taxes, depreciation and amortization ("EBITDA") (but without deduction for officers' salaries). The annual sales levels range from $2,500,000 to $10,000,000, and the EBITDA levels range from $750,000 to $3,000,000. Achievement of targets entitles Mr. Fiscina to incentive bonuses ranging from $150,000 to $500,000, and entitles Messrs. Ayala and Blumenthal to incentive bonuses ranging from $100,000 to $300,000 each, depending on the target levels reached. The employment agreements also state that each executive may receive other cash bonuses as determined by the Board of Directors from time to time in its discretion based on the growth and success of the Company. To date, the Board of Directors has not awarded any such discretionary bonuses.


     If, at the conclusion of the five-year terms, the agreements are not extended or replaced with new agreements solely because the Company has failed to negotiate to do so in good faith, the Executive is entitled, for a period of one year following termination, to receive an amount equal to his highest annual compensation (including all bonus compensation), payable in the same manner his salary was paid to him while he was employed.

     If, within three years after a change of control, any of the Executives determines that his employment status or responsibilities have been materially and adversely affected and terminates his employment, or his employment is terminated by the Company, the Executive is entitled to receive three times his base compensation for the year in which the termination occurs plus three times the average bonus or incentive compensation paid to him for the previous three financial years. In such event, the Executive will also be entitled to continue to receive benefits for up to three years, and all options granted to him will become, and for one year remain, exercisable.

     In the event of the Executive's death, the Executive's heirs, personal representatives or estate are entitled to receive his salary for a period of one year after death, accrued benefits and bonuses up to the date of termination, and any benefits which, in accordance with the terms of the corresponding benefit plans, would continue to be paid following termination.

     Upon the Executive's continuing disability (for more than three consecutive months or for periods aggregating four months during any six month period), the Company may terminate the employment agreement, and the Executive will be entitled to receive, for one year following the onset of the disability, base salary less any disability insurance proceeds received from any disability plan provided by the Company, as well as any accrued benefits and bonuses up to the date of termination, and any benefits which, in accordance with the terms of the corresponding benefit plans, would continue to be paid following termination. If the Company terminates the agreement with the Executive for cause, the Executive will be entitled to receive two weeks' salary as severance.

     If the Company terminates the Executive for reasons other than death, disability or cause, the Executive is entitled to receive the balance of the compensation otherwise due under the employment agreement, but in no event less than an amount equal to two years' compensation as provided in the employment agreement, plus one year of severance pay in an amount equal to his highest annual compensation, including all bonus compensation.

Frederick J. Roberts

     Frederick Roberts is employed under a three year employment agreement terminating on December 22, 2000.

     The employment agreement requires Mr. Roberts to devote his entire time, energy and skill to the Company, while acknowledging that Mr. Roberts serves as a director of another company and confirming that such other activity does not constitute a breach of the employment agreement. Since he joined the Company, Mr. Roberts has devoted substantially all of his business time and efforts to the Company and the Company believes he will continue to do so for the balance of the term of his employment agreement. Mr. Roberts also agrees, while an employee of the Company and for two years thereafter, not to compete with the Company, not to solicit customers, advertisers, agencies, developers, operators, owners or clients who had a relationship with the Company during the preceding two years, and not to solicit any person or entity who was an employee, salesman, contractor, agent or representative of the Company in an effort to obtain such person as an employee of a competitor. Mr. Roberts further agrees not to disclose any confidential information relating to the Company while an employee of the Company and for two years thereafter. There can be no assurance that a court would enforce such restrictive covenant and confidentiality agreement.

     The employment agreement provides for the payment to Mr. Roberts of an annual base salary of $150,000. The base salary will be reviewed by the Board of Directors on an annual basis and may be increased. Mr. Roberts is also entitled to receive annual incentive bonuses based upon the Company's achievement in any year of specified incremental levels of consolidated earnings from continuing operations before interest, taxes, depreciation and amortization ("EBITDA") (but without deductions for officers' salaries). The EBITDA levels range from $2,000,000 to $6,000,000. Achievement of targets entitles Mr. Roberts to incentive bonuses ranging from $150,000 to $400,000, depending on the target levels reached. The employment agreement also states that Mr. Roberts may receive other cash bonuses as determined by the Board of Directors from time to time in its discretion based on the growth and success of the Company. To date, the Board of Directors has not awarded any such discretionary bonuses.

     Simultaneously with the entry into the employment agreement, the Company granted Mr. Roberts options to purchase 240,000 shares of Common Stock. The options, which are exercisable at the price of $4.00 per share, vest over three years in annual one-third increments, commencing on December 22, 1998, provided that at the time of vesting, Mr. Roberts is still employed by the Company. On April 1, 1998, the Company granted Mr. Roberts additional options to purchase 260,000 shares of Common Stock. These options, which are exercisable at the price of $4.1875 per share, vest over five years in annual increments of 60,000 in the first year and 50,000 in each of the next four years, commencing on April 1, 2002, provided that at the time of vesting, Mr. Roberts is still employed by the Company. Pursuant to the terms of the stock option agreements between Mr. Roberts and the Company, Mr. Roberts' rights to the options, to the extent not exercised, terminate on the tenth anniversary of the date of grant, or, if sooner, three months after Mr. Roberts' termination as an employee of the Company for any reason (but one year following termination by reason of death or disability).

     If, at the conclusion of the three year term the agreement is not extended or replaced with a new agreement solely because the Company failed to negotiate to do so in good faith, Mr. Roberts is entitled, for a period of one year following termination, to receive an amount equal to his highest annual compensation (including all bonus compensation), payable in the same manner as his salary was paid to him while he was employed by the Company.

     If, within three years after a change of control, Mr. Roberts determines that his employment status or responsibilities have been materially and adversely affected and terminates his employment, or his employment is terminated by the Company, Mr. Roberts is entitled to receive three times his base compensation for the year in which the termination occurs plus three times the average bonus or incentive compensation paid to him for the previous three financial years. In such event, Mr. Roberts will also be entitled to continue to receive benefits for up to three years, and all options granted to him will become, and for one year remain, exercisable.

     In the event of Mr. Roberts' death, Mr. Robert's heirs, personal representatives or estate are entitled to receive his base salary for a period of one year after death, accrued benefits and bonuses through the date of death, and certain other benefits.

     In the event of Mr. Roberts' continuing disability (for more than three consecutive months or for periods aggregating four months during any six month period), the Company may terminate Mr. Roberts' employment, and Mr. Roberts will be entitled to receive his base salary, less the amount of any disability insurance proceeds received from any Company funded disability policy, for a period of one year from the date of the disability's onset, plus any accrued benefits and bonuses through the date of termination, and certain other benefits.

     If the Company terminates Mr. Roberts for any reason other than death, disability or cause, Mr. Roberts is entitled to receive the balance of the compensation otherwise due under the employment agreement, but in no event less than an amount equal to two years compensation and benefits, plus, for one year following termination, an amount equal to Mr. Roberts' highest annual compensation (including all bonus compensation).


Benefit Plans

     The Company adopted the 1997 Stock Option Plan (the "Plan") in June 1997. (The Plan, when adopted, was identical in all respects to the 1995 Stock Option Plan (the "Florida Supplies Plan") adopted by Florida Supplies, the predecessor to the Company, in November 1995. In connection with the reorganization of the Company completed in August 1997, pursuant to which the Company changed its state of incorporation from Florida to Delaware and adopted its present holding company structure, optionees under the Florida Supplies Plan received, in substitution for their options thereunder, an identical number of options, with identical terms, under the Plan. See "Business--Business Background"). The Plan was amended in September 1997, after completion of the reorganization, to increase the number of shares of Common Stock reserved for issuance thereunder from 5,000,000 to 8,000,000.

     Under the Plan, as amended, 8,000,000 shares of Common Stock are reserved for issuance to employees, officers, key executives, directors, consultants or advisors of the Company. The Plan is administered by the Compensation Committee of the Board of Directors.

     As of April 1, 1998, options for an aggregate of 4,000,000 shares at $1.00 per share, 240,000 shares at $4.00 per share, 260,000 shares at $4.1875 per share, 100,000 shares at $4.375 per share, 150,000 shares at $5.00 per share, 2,100,000 shares at $8.75 per share, and 150,000 shares at $9.00 per share were outstanding. (The 150,000 options at $5.00 per share, and the 150,000 options at $9.00 per share will terminate, before vesting, on June 9, 1998). Options held by the chief executive officer and each of the other executive officers named in the Summary Compensation Table are as follows: Mr. Fiscina - 2,000,000 shares at $1.00, 1,000,000 shares at $8.75; Mr. Blumenthal - 1,000,000 shares at $1.00, 1,000,000 shares at $8.75; Mr. Ayala - 1,000,000 shares at $1.00,
100,000 shares at $8.75.

     The following table sets forth certain information concerning stock options granted to the Chief Executive Officer and each of the other named executive officers during fiscal year 1997. The exercise price for all of the grants to such named persons was the fair market value of the shares of Common Stock on the date of the grant, determined by reference to the closing price as quoted on the OTC Electronic Bulletin Board on such date.


                      OPTIONS GRANTED IN LAST FISCAL YEAR




                                                                            Potential Realizable Value of Assumed Annual
                                                                                               Rates
                                                                              of Stock Price Appreciation for Option
                                        Individual Grants(1)                                  Term(2)
                           -----------------------------------------------  -------------------------------------------
                               Number of
                               Securities      Percent of Total
                               Underlying      Options Granted    Exercise
                            Options Granted    to Employees in     Price     Expiration         5%             10%
           Name                   (#)            Fiscal Year       ($/sh)      Date(3)         ($)             ($)
-------------------------  -----------------  -----------------  ---------  ------------  -------------  --------------
Peter J. Fiscina ........      1,000,000       39.2%             $ 8.75       9/2/05       $5,510,000     $13,950,000
Myron M. Blumenthal .....      1,000,000       39.2%             $ 8.75       9/2/05       $5,510,000     $13,950,000
Albert R. Ayala .........        100,000       3.92%             $ 8.75       9/2/05       $  510,000     $ 1,395,000

------------
(1) Does not include options to purchase 300,000 shares of Common Stock granted during fiscal year 1997 to two former employees of the Company. Such former employees have become consultants to the Company and, accordingly, such options expire, before vesting, on June 9, 1998, pursuant to the terms of the options.

(2) The dollar amounts under the 5% and 10% columns are the result of calculations required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The amounts shown reflect the difference between the appreciation and the exercise price, at the assumed annual rates of appreciation through the tenth anniversary of the dates of grant.

(3) The options vest in their entirety on the earlier to occur of (a) the eighth anniversary of the date of grant, or (b) the date, if any, that the Board of Directors, in consultation with the Company's independent auditors, determines that, with respect to the Company's fiscal year then ended, the Company has achieved gross revenues of not less than $10,000,000 and adjusted earnings before income taxes, depreciation and amortization of not less than $3,000,000, provided the optionee is then employed by the Company. The rights of the optionee in the options, to the extent not exercised, terminate on the tenth anniversary of the date of grant or, if sooner, three months after optionee's termination as an employee of the Company for any reason (but one year following termination by reason of death or disability).

     The following table sets forth certain information with respect to the Chief Executive Officer and the other named executive officers regarding the value of their unexercised options held as of October 31, 1997. No options were exercised (or exercisable) during fiscal year 1997.


                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                                Number of Securities Underlying       Value of Unexercised
                                   Unexercisable Options at                In-The-Money
                                       October 31, 1997           Options at October 31, 1997 (1)
                                -------------------------------   -------------------------------
             Name                Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------------   -------------   ---------------   -------------   --------------
Peter J. Fiscina ............       -0-           3,000,000           -0-          $ 12,000,000
Myron M. Blumenthal .........       -0-           2,000,000           -0-          $  6,000,000
Albert R. Ayala .............       -0-           1,100,000           -0-          $  6,000,000

------------
(1) Reflects the difference between the exercise price and $7.00 per share (the closing market price of the Common Stock, as reported on the OTC
    Electronic Bulletin Board on October 1, 1997).


Compensation Committee Interlocks and Insider Participation


     The Company did not have a compensation committee or other board committee performing equivalent functions during the fiscal year ended October 31, 1997. The Board of Directors of the Company, consisting of Messrs. Fiscina, Blumenthal and Ayala, made all decisions relating to executive officer compensation during fiscal year 1997.


     Messrs. Fiscina and Blumenthal are the sole directors and the executive officers, as well as the owners, in the aggregate, of 90% of the outstanding capital stock of Coastline Media, Inc. ("Coastline"). The Company, through December 1997, engaged Coastline to design and implement its television and radio advertising campaigns, including the purchase of advertising time and the placement of television and radio advertisements. The Company paid Coastline a gross fee for its services out of which Coastline paid its expenses, including the costs of time purchased on behalf of the Company. During the twelve months ended October 31, 1997, the Company paid Coastline approximately $814,000 for its services. Management believes that the cost of the time purchased by Coastline on behalf of the Company during such period was approximately $692,000. As of January 1, 1998, Coastline ceased conducting business; the services formerly provided to the Company by Coastline are now performed by the Company on its own behalf. See "Certain Relationships and Related Transactions--Coastline Media Inc."


     The Board of Directors has established a compensation committee comprised of three members, two of whom are required to be independent. The current members of the compensation committee are Messrs. Rucker, Bloom and Blumenthal. The compensation committee is responsible for all decisions relating to compensation for officers, directors and employees of the Company, as well as for administration of the Company's benefit plans.

Indemnification of Officers and Directors

     The Certificate of Incorporation and By-Laws of the Registrant provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, officers or controlling persons of the Company pursuant to the Company's By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.

     In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of April 1, 1998, as adjusted to reflect the sale of shares offered hereby, for (i) each person known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) the Company's directors and named executive officers, and (iii) all of the Company's directors and executive officers as a group. Except as otherwise noted in the footnotes to this table, the named beneficial owner has sole voting and investment power.



                                                               Percentage of Shares
         Name and Address of             Number of Shares      Beneficially Owned(1)
          Beneficial Owners             Beneficially Owned        Before Offering
------------------------------------   --------------------   ----------------------
Peter J. Fiscina(2) ................         2,512,500        23.2%
2373 Horseshoe Drive South
Naples, Florida 34104
Albert R. Ayala(3) .................         2,306,250        21.3%
2373 Horseshoe Drive South
Naples, Florida 34104
Myron M. Blumenthal(4)(5) ..........         1,206,250        11.1%
2373 Horseshoe Drive South
Naples, Florida 34104
Stanley Bloom, M.D.(6) .............             4,500           *
16 Dominick Court
Short Hills, New Jersey 07078
Ronald L. Rucker(7) ................             2,500           *
72 Cypress Point Drive
Naples, Florida 34105
Frederick J. Roberts(8) ............               -0-         -0-
2373 Horseshoe Drive South
Naples, Florida 34104
All directors and executive officers
 as a group (6 persons) ............         6,032,000        55.6%

------------
* Less than 1%.

(1) Assumes 10,845,000 shares of Common Stock outstanding prior to this Offering.

(2) Does not include options to purchase 3,000,000 shares of Common Stock not exercisable within 60 days of the date hereof. Mr. Fiscina is the Chairman, Chief Executive Officer and a director of the Company.

(3) Does not include options to purchase 1,100,000 shares of Common Stock not exercisable within 60 days of the date hereof. Mr. Ayala is Vice Chairman and a director of the Company.

(4) Does not include options to purchase 2,000,000 shares of Common Stock not exercisable within 60 days of the date hereof. Mr. Blumenthal is the Treasurer, Chief Financial Officer and a director of the Company.

(5) A judgment has been obtained against Mr. Blumenthal in the amount of approximately $1.3 million by the New York State Department of Environmental Conservation ("NYDEC") in connection with the failure by a company of which Mr. Blumenthal was previously a director to timely effect certain environmental clean-up activities. Mr. Blumenthal has advised the Company that he is currently engaged in negotiations with NYDEC in an effort to settle such judgment, and that such settlement could involve the transfer, sale or pledge of a portion of Mr. Blumenthal's shares in the Company. In the event that such negotiations are unsuccessful, it is possible that NYDEC could, by exercising its rights as a judgment creditor, cause the involuntary transfer of a portion of the shares of the Company owned by Mr. Blumenthal.

(6) Dr. Bloom is a director of the Company. Represents 4,000 shares of Common Stock owned by Dr. Bloom's wife. Also includes 500 shares of Common Stock owned by a pension plan administered by Dr. Bloom for his benefit.

(7) Mr. Rucker is a director of the Company.

(8) Does not include options to purchase 500,000 shares of Common Stock not exerciseable within 60 days of the date hereof. Mr. Roberts is President and Chief Operating Officer of the Company.

                             SELLING STOCKHOLDERS

     None of the Selling Stockholders has or had a position, office or other material relationship with the Company or any of its affiliates within the past three years. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of the Company's Series A Preferred Stock and the Company's Common Stock by each Selling Stockholder as of the date of this Prospectus.




                                          Ownership of Shares of Capital Stock
                                                    Prior to Offering
                                   ---------------------------------------------------
                                          Series A
                                     Preferred Stock(1)          Common Stock(2)
                                   ----------------------  ---------------------------
       Name and Address of
       Selling Stockholder          Shares    Percentage       Shares      Percentage
---------------------------------  --------  ------------  -------------  ------------
Leonardo, L.P.                        750     25.0%          17,500            *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
GAM Arbitrage                         100     3.33%         2,333.33           *
 Investments, Inc.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
AG Super Fund                         100     3.33%         2,333.33           *
 International Partners, L.P.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
Raphael, L.P.                         100     3.33%         2,333.33           *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
Ramius Fund, Ltd.                     200     6.67%         4,666.67           *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
AGR Halifax Fund, Ltd.              1,250    41.67%        29,166.67           *
c/o CITCO Fund Services
 (Cayman Islands), Ltd.
Corporate Center, West Bay Road
P.O. Box 31106 SMB
Grand Cayman,
 Cayman Islands B.W.I.
Amro International, S.A.              500    16.67%        11,666.67           *
c/o Ultra Finance, Ltd.
Grossmunsterplatz 26
P.O. Box 4401
Zurich, Switzerland CH-8022
Jesup & Lamont Securities Corp.        --       --           20,000            *
650 Fifth Avenue, 3rd Floor
New York, NY 10019


                                      Pro Forma Ownership of
                                      Shares of Common Stock
                                     Prior to Offering(2)(3)        Number of
                                   ----------------------------      Shares
                                                                    of Common
                                                                  Stock Offered
       Name and Address of                                           Hereby
       Selling Stockholder             Shares       Percentage       (3)(4)
---------------------------------  --------------  ------------  --------------
Leonardo, L.P.                       251,875       2.27%           251,875
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
GAM Arbitrage                       33,583.33         *           33,583.33
 Investments, Inc.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
AG Super Fund                       33,583.33         *           33,583.33
 International Partners, L.P.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
Raphael, L.P.                       33,583.33         *           33,583.33
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
Ramius Fund, Ltd.                   67,166.67         *           67,166.67
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Fl.
New York, NY 10167
AGR Halifax Fund, Ltd.             419,791.67      3.73%         419,791.67
c/o CITCO Fund Services
 (Cayman Islands), Ltd.
Corporate Center, West Bay Road
P.O. Box 31106 SMB
Grand Cayman,
 Cayman Islands B.W.I.
Amro International, S.A.           167,916.67      1.52%         167,916.67
c/o Ultra Finance, Ltd.
Grossmunsterplatz 26
P.O. Box 4401
Zurich, Switzerland CH-8022
Jesup & Lamont Securities Corp.       20,000          *             20,000
650 Fifth Avenue, 3rd Floor
New York, NY 10019

------------
*Less than 1%.

(1) The shares of Series A Preferred Stock have an initial stated value of $1,000 per share and are convertible into shares of Common Stock at a price equal to the lower of (a) $6.50 per share of Common Stock, or (b) 80% of the average of the two lowest closing bid prices of the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by the holders of the Series A Preferred Stock, subject to adjustment in order to prevent dilution and in the case of any recapitalization, consolidation, merger and certain other events. See "Description of Securities."

(2) Includes shares of Common Stock issuable upon exercise of the Investor Warrants which entitle the Selling Stockholders to purchase in the aggregate 70,000 shares of Common Stock, except with respect to Jesup & Lamont Securities Corp. which owns 20,000 shares of Common Stock. See "Description of Securities."

(3) Calculation assumes conversion of the shares of Series A Preferred Stock based on a conversion rate of $3.20 per share.

(4) After completion of this Offering, none of the Selling Stockholders are expected to own any shares of the Company's capital stock.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Coastline Media, Inc.

     Peter J. Fiscina and Myron M. Blumenthal, both officers, directors and principal stockholders of the Company, own an aggregate of 90% of the outstanding common stock of Coastline. Coastline, which conducted operations from July 1996 through December 1997, was engaged in the business of designing and implementing advertising campaigns on television and radio and in other media. Coastline, on behalf of the Company and other third party clients, purchased advertising time and placed advertisements.

     The Company, which since inception has conducted television and radio advertising campaigns for its products and services, engaged Coastline, through December 1997, to design and implement its television and radio advertising campaigns, including purchasing time and placing advertisements, as well as overseeing production of advertisements. Coastline charged its clients, including the Company, a gross fee for its services and was responsible for purchasing time and placing advertising. The Company's management believes that the cost of advertising placed by Coastline averaged approximately 85% of the gross fees paid by the Company, and that such a 15% gross margin was in accordance with industry standards.

     During the twelve months ended October 31, 1997, the Company paid Coastline aggregate gross fees of approximately $814,000 for services rendered. Based on the foregoing assumption as to the cost of advertising, the Company's management believes that the costs of the advertising time purchased by Coastline for the Company were approximately $692,000.

     During the period of its operations, Coastline employed one person (who was the holder of the 10% of Coastline's capital stock not owned by Mr. Fiscina or Mr. Blumenthal). Upon cessation of Coastline's activities, the employee of Coastline became an employee of the Company. Management expects that in such capacity, he will continue to perform for the Company the services he previously performed as an employee of Coastline.


Two Oaks Realty

     Prior to occupying its new Facility, the Company occupied the Former Premises owned by it located at 1951 J&C Boulevard, Naples, Florida 34109-6215. Two Oaks, a partnership owned by Peter J. Fiscina and Albert R. Ayala, both officers, directors and principal stockholders of the Company, acquired the Former Premises in a foreclosure sale. Two Oaks subsequently financed the costs of certain renovations at the Former Premises. In May 1996, the Company acquired the Former Premises from Two Oaks for $320,000 which amount represented the original purchase price paid by Two Oaks for the Former Premises plus the costs of the renovations of the Former Premises incurred by Two Oaks. Two Oaks does not retain any interest in the Former Premises. In April 1998, the Company entered into a contract to sell the Former Premises. See "Business--Properties."


Share Issuances

     At its inception, in September 1995, the Company issued to Peter J. Fiscina and Albert R. Ayala, both officers, directors and principal stockholders of the Company, an aggregate of 200 shares of common stock for $100 per share (which shares, following a 20,000 for 1 stock split effected in July 1996, represented 4,000,000 shares of Common Stock). In October 1995, the Company also issued to Messrs. Fiscina and Ayala, and to Myron M. Blumenthal, also an officer, director and stockholder of the Company, an aggregate of 60 shares of Common Stock in full payment for services rendered valued, in the aggregate, at $6,000 ($100 per share) (which shares, following the stock split, represented 1,200,000 shares of Common Stock).

     In November 1995, the Company issued an aggregate of 70 shares of Common Stock to Messrs. Fiscina and Blumenthal (which shares, following the stock split, represented 1,400,000 shares of Common Stock) in payment for consulting services rendered to the Company and valued, in the aggregate, at $7,000.

     The Board of Directors of the Company awarded bonuses to Messrs. Fiscina, Ayala and Blumenthal, in accordance with their employment agreements, in the aggregate amount of $419,000 in respect of the fiscal year ended October 31, 1996, and in the additional aggregate amount of $200,000 in respect of the quarter ended January 31, 1997. Such bonus amounts, together with accrued salaries in the aggregate amount of $181,000, were simultaneously lent to the Company by the three officers. On February 20, 1997, these loans were converted into shares of Common Stock at the price of $1.00 per share. Based on the foregoing, the Company issued to the three officers an aggregate of 800,000 shares of Common Stock on February 20, 1997.

     In May 1997, the Board of Directors awarded bonuses to Messrs. Fiscina, Ayala and Blumenthal, in accordance with their employment agreements, in the aggregate amount of $200,000 in respect of the quarter ended April 30, 1997. The Board further authorized the payment of such bonuses, the simultaneous loan of such bonus amounts by the three officers back to the Company, and the simultaneous conversion of such loans into shares of Common Stock at the price of $8.00 per share, which price represented the share price quoted on the "OTC Electronic Bulletin Board" of the NASD on the date of the award. Based on the foregoing, the Company issued to the three officers an aggregate of 25,000 shares of Common Stock on May 16, 1997.


Repayment of Loans by Officers

     During January 1998, the Company paid bonuses in the aggregate amount of approximately $355,000 to Peter J. Fiscina, Albert R. Ayala and Myron M. Blumenthal, all officers, directors and principal stockholders in the Company. Messrs. Fiscina, Ayala and Blumenthal immediately loaned the full amount of such bonuses to the Company. The loans, which were unsecured and payable on demand, accrued interest at the rate of 10% per annum. The Company used the proceeds of such loans for working capital needs. Upon completion of the Private Placement, a portion of the proceeds therefrom, representing the aggregate outstanding principal balance of such loans plus accrued interest in the aggregate amount of approximately $7,000, was paid to Messrs. Fiscina, Ayala and Blumenthal in full satisfaction of such loans. See "Private Placement" and "Management -- Employment Contracts and Termination of Employment -- Messrs. Fiscina, Ayala and Blumenthal."


Ronald L. Rucker

     Ronald L. Rucker, a director of the Company, is an officer of FNB. The Company has borrowed the full amount of a $1,000,000 Line of Credit provided by FNB. FNB also made a $2,525,000 first mortgage loan to the Company to finance the Company's acquisition of the Facility, and holds a first mortgage on the Facility securing the mortgage loan. FNB also made a $300,000 second mortgage loan to the Company, secured by a second mortgage on the Facility. The second mortgage loans was repaid with a portion of the proceeds from the Private Placement and the Second mortgage was released. See "Business--Properties."

     On-going and future transactions between the Company and its officers, directors, principal stockholders or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and will be approved by a majority of the Company's independent and disinterested directors.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to completion of the Private Placement, the Company had outstanding 10,845,000 shares of Common Stock. Of these, 6,032,000 are owned by members of management who are also affiliates of the Company, and are deemed "restricted securities" as defined by Rule 144 of the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has satisfied a two year holding period may sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     In addition to the shares held by Affiliates referred to above, the 2,000,000 Unrestricted Shares issued by the predecessor to the Company (see "The Company"), in December 1996 in connection with an offering exempt from the requirements of the Act pursuant to Rule 504 of Regulation D promulgated under the Securities Act, are deemed to be "free trading" shares which have been, and will continue to be, eligible for resale in the public market without restriction under the Securities Act, except for any shares purchased by an Affiliate of the Company, which will be subject to the resale limitations of Rule 144.

     Furthermore, an additional 2,800,000 shares of Common Stock were issued in November 1995 to individuals including both Affiliates and non-Affiliates. The Company believes that all such shares have been held by non-Affiliates for more than two years and, accordingly, are eligible for sale in accordance with Rule 144.

     Unregistered shares may also be resold (i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and (ii) in an off-shore transaction complying with Rules 903 or 904 of Regulation S under the Securities Act.

     An employee of the Company who purchased shares or was awarded options to purchase shares pursuant to a written compensatory plan or contract meeting the requirements of Rule 701 under the Securities Act is entitled to rely on the resale provisions of Rule 701 under the Securities Act which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     See "Risk Factors--Shares Eligible for Future Sale; Possible Adverse Effect on Future Market Prices."


                         DESCRIPTION OF CAPITAL STOCK


Authorized Capital Stock

     The Company's Articles of Incorporation (the "Articles") provide for authorized capital stock to consist of 25,000,000 shares of common stock $.01 par value (the "Common Stock") and 5,000,000 shares of preferred stock $.01 par value (the "Preferred Stock"). As of April 1, 1998, the Company had outstanding 10,845,000 shares of Common Stock and 3,000 shares of Series A Preferred Stock.



Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors or preemptive rights to purchase or subscribe for any stock or other securities. Subject to the prior rights of the holders of any shares of Preferred Stock, if any, which subsequently may be issued and outstanding, holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for the purpose. Such dividends shall not be cumulative. The holders of Common Stock shall share ratably in all assets remaining after payment of liabilities. Additional shares of authorized Common Stock may be issued without shareholder approval. All of the shares of Common Stock are, and the shares to be sold in the Offering will be, upon issuance and payment therefor, fully paid and non-assessable.


Series A Preferred Stock

     In connection with a private placement (the "Private Placement") in March 1998 (see "Prospectus Summary -- Private Placement"), the Company issued 3,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, with an initial stated value of $1,000 per share (the "Stated Value"). The Series A Preferred Stock is convertible into shares of the Common Stock at a rate (the "Conversion Rate") equal to the Stated Value divided by the lower of (a) $6.50 per share, or (b) 80% of the average of the two lowest closing bid prices of the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by a holder thereof (the "Conversion Price"), subject to adjustment in order to prevent dilution and in the case of any recapitalization, consolidation, merger and certain other events; provided, however, that in no event may any holder convert shares of Series A Preferred Stock in excess of that number of shares of Series A Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. Without the prior written consent of the Company, holders of Series A Preferred Stock are not entitled to convert shares in excess of (a) one-third of such holder's shares of Series A Preferred Stock within 30 days after the earlier of (i) the date on which the Registration Statement of which this Prospectus forms a part is declared effective by the SEC (the "Effective Date") and (ii) 120 days after the date of issuance of the Series A Preferred Stock (the "Scheduled Effective Date"), and (b) two-thirds of such holder's shares of Series A Preferred Stock within 60 days after the earlier of the Effective Date and the Scheduled Effective Date; provided, however, that the foregoing restrictions do not apply in the event of certain transactions. At any time beginning on 61 days after the Effective Date, a holder is entitled to convert all of such holder's shares of Series A Preferred Stock. The shares of Series A Preferred Stock will automatically convert into shares of the Common Stock on March 31, 2002, subject to extension under certain circumstances.

     Each share of Series A Preferred Stock bears dividends at the rate of 5.0% per annum on the Stated Value. Such dividends are due and payable semi-annually in arrears on the first day of March and September of each year (each, "Dividend Payment Date"), with the first such payment due on September 1, 1998. Dividends will accrue daily on each share of Series A Preferred Stock from the date of issuance, whether or not earned or declared, until converted or redeemed. To the extent dividends are not paid on the applicable Dividend Payment Date, such dividends are cumulative and will compound semi-annually until the date of payment of such dividend.

     The Company at any time may, in its sole discretion, redeem any or all of the outstanding shares of Series A Preferred Stock at a price per share equal to 125% of the Stated Value plus any accrued and unpaid dividends.

     In the event the Company grants, issues or sells any stock options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), each holder of Series A Preferred Stock is entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series A Preferred Stock.

     Holders of Series A Preferred Stock are not entitled to vote, except as required by law and as expressly provided in the Company's Certificate of Designations. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive in cash out of the Company's assets an amount per share equal to the Stated Value plus accrued and unpaid dividends, before any amounts are paid to holders of any class of the Company's capital stock that is junior in rank to the Series A Preferred Stock. Without the prior written consent of not less than two-thirds of the then outstanding shares of Series A Preferred Stock, the Company has agreed (i) not to issue additional or other capital stock that is of senior rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company, (ii) not to amend its Certificate of Incorporation or by-laws in a manner which would adversely affect or otherwise impair the rights or relative priority of the Series A Preferred Stock relative to any other class of capital stock of the Company, and (iii) not to redeem, or declare or pay any cash dividend or distribution on, its Common Stock until all of the shares of Series A Preferred Stock have been converted or redeemed.

Registration Rights of Certain Holders

     Pursuant to a Registration Rights Agreement, dated as of March 19, 1998, among the Company and the undersigned Buyers (the "Investors"), the Investors who own 3,000 shares of Series A Preferred Stock, which are convertible into shares of the Company's Common Stock (as converted, the "Conversion Shares"), and Investor Warrants to purchase shares of the Company's Common Stock (the "Warrant Shares") (the Conversion Shares and the Warrant Shares are referred to herein as the "Registrable Securities"), are entitled to registration rights with respect to the Registrable Securities at any time prior to 45 days after the date of issuance of the Preferred Shares and Investor Warrants. The registration statement must cover the resale of all of the Registrable Securities, as well as such number of additional shares of Common Stock as may become issuable upon conversion of the Preferred Shares and upon exercise of the Investor Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) by reason of changes in the conversion price or conversion rate of the Preferred Shares and the exercise price of the Investor Warrants in accordance with the terms thereof.


Investor Warrants


     In connection with the Private Placement (See "Prospectus Summary -- Private Placement"), the Company issued Investor Warrants giving the investors in the Private Placement the right to purchase an aggregate of 70,000 shares of the Company's Common Stock, at a price of $4.77 per share (the "Exercise Price"), subject to adjustment under the terms of the Investor Warrants. The Investor Warrants are exercisable for a period of five years and expire on March 19, 2003.


     The Investor Warrants contain provisions that protect the holders against dilution by adjustment of the number of shares that may be purchased by the holders. Such adjustment will occur in the event, among others, that the Company declares a dividend on the outstanding Common Stock or effects a stock split or combination with respect to its Common Stock.


Certain Effects of Authorized but Unissued Stock


     Upon completion of this Offering, there will be 5,747,500 shares of Common Stock and 4,997,000 shares of Preferred Stock available for future issuance without stockholder approval, taking into consideration the 8,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan, upon exercise of outstanding options and the 70,000 shares of Common Stock reserved for issuance upon exercise of the Investor Warrants and the 937,500 shares reserved for issuance upon conversion of the Series A Preferred Stock. These additional shares may be issued for a variety of proper corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. Except as contemplated by the 1997 Stock Option Plan and other possible employee benefit or stock purchase plans, the Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock.


     One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the 1997 Stock Option Plan, or otherwise.


Certain Anti-Takeover Provisions


     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset acquisitions, sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     In connection with the Private Placement, pursuant to a letter agreement between the Company and certain stockholders of the Company, who in the aggregate own more than 50% of the issued and outstanding Common Stock of the Company at such time, such stockholders agreed to vote their shares solely in accordance with the recommendation of the Board of Directors in the event of an unsolicited tender offer of the Company's capital stock.


Transfer Agent and Registrar


     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Co., Inc.


                             PLAN OF DISTRIBUTION


     The Selling Stockholders have advised the Company that they may from time to time sell all or a portion of the shares (the "Shares") of Common Stock offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Company will not pay any such compensation. In connection with such sales, the Selling Stockholders and any participating broker-dealers may be deemed to be "underwriters" as such term is defined in the Securities Act. At the present time, no estimate can be made as to the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.


     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold therein unless the Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.


     The Company will pay certain expenses in connection with this Offering, estimated to be approximately $230,000 but will not pay for any underwriting commissions and discounts, if any. The Company has agreed to indemnify the Selling Stockholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act. The Selling Stockholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.


                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Bryan Cave LLP, New York, New York.


                                    EXPERTS


     The Financial Statements of the Company at October 31, 1997, October 31, 1996, and the periods then ended, included in this Prospectus and elsewhere in the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon their report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement (the "Registration Statement") on Form S-1 under the Securities Act, with respects to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, and at its regional offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York,, New York 10048, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company with the Commission through its Electronic Gathering, Analysis and Retrieval System (EDGAR) filing system. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       CERTIFIED DIABETIC SERVICES,INC.
                  (formerly Certified Diabetic Supplies, Inc.)

                                    Contents




                                                                                              Page
                                                                                             -----
Financial Statements
 Independent auditors' report ............................................................    F-2
 Consolidated balance sheets as of October 31, 1996 and 1997 (audited) and January 31,
  1998
   (unaudited) ...........................................................................    F-3
 Consolidated statements of income for the period from September 28, 1995 (inception) to
  October
   31, 1996 (audited) and the year ended October 31, 1997 (audited) and the quarters ended Janu-
   ary 31, 1997 and 1998 (unaudited) .....................................................    F-4
 Consolidated statements of changes in stockholder's equity for the period from September
  28,
   1995 (inception) to October 31, 1996 (audited) and the year ended October 31, 1997
  (audited)
   and the quarter ended January 31, 1998 (unaudited) ....................................    F-5
 Consolidated statements of cash flows for the period from September 28, 1995 (inception)
  to
   October 31, 1996 (audited) and the year ended October 31, 1997 (audited) and the quarters
   ended January 31, 1997 and 1998 (unaudited) ...........................................    F-6
 Note to financial statements ............................................................    F-7


                         INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Certified Diabetic Services, Inc.


     We have audited the accompanying consolidated balance sheets of Certified Diabetic Services, Inc. and subsidiaries, formerly Certified Diabetic Supplies Inc. (see Note A), as of October 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended October 31, 1997 and for the period from September 28, 1995 (inception) to October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Certified Diabetic Services, Inc. and subsidiaries as of October 31, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for the year ended October 31, 1997 and for the period from September 28, 1995 (inception) to October 31, 1996 in conformity with generally accepted accounting principles.




Richard A. Eisner & Company, LLP

New York, New York
November 21, 1997

With respect to Note B[7]
January 31, 1998

With respect to Note N
March 19, 1998

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                          Consolidated Balance Sheets



                                                              October 31,
                                                     ------------------------------
                                                          1996            1997
                                                     --------------  --------------
ASSETS (NOTES E AND F)
Current assets:
 Cash (Note I[1]) .................................   $   167,000     $   171,000
 Accounts receivable ..............................       488,000       1,051,000
 Inventories (Note B[4]) ..........................       160,000         190,000
 Prepaid expenses and other current assets ........         3,000         202,000
 Due from officers -- stockholders (Note H)........
   Total current assets ...........................       818,000       1,614,000
Property and equipment, net (Notes B[5] and C)             44,000         879,000
Land and building held for sale (Notes B[5] and
 D) ...............................................       334,000         306,000
Other .............................................
Deposit (Note J[3]) ...............................                       280,000
Capitalized direct-response advertising costs
 (Notes B[6] and L) ...............................                       653,000
Deferred offering costs (Note M) ..................                       591,000
                                                                      -----------
                                                      $ 1,196,000     $ 4,323,000
                                                      ===========     ===========
LIABILITIES
Current liabilities:
 Current portion of mortgage payable (Note E)         $     4,000     $     5,000
 Note payable -- bank (Note F) ....................        75,000         550,000
 Accounts payable and accrued expenses ............        76,000         756,000
 Income tax payable ...............................                       182,000
 Due to officers -- stockholders (Note H) .........       620,000         355,000
                                                      -----------     -----------
  Total current liabilities .......................       775,000       1,848,000
Deferred income tax liability (Note G) ............         4,000         283,000
Mortgages payable (Note E) ........................       244,000         239,000
                                                      -----------     -----------
                                                        1,023,000       2,370,000
                                                      -----------     -----------
Commitments and contingencies (Notes I[2],
 J and K)
STOCKHOLDERS' EQUITY (Note A)
Preferred stock, par value $.01 per share, autho-
 rized 5,000,000 shares:
  Series A convertible preferred stock, stated
   value $1,000 per share; authorized,
   issued and outstanding 3,000 shares (Pro
   forma) (Notes N and O) .........................
Common stock, par value -- 1996 $.001 per
 share, 1997 and 1998 $.01 per share, autho-
 rized 25,000,000 shares issued and outstand-
 ing -- 1996, 8,000,000 shares, 1997 and
 1998, 10,825,000 shares, 10,845,000 (Pro
 forma) (Notes I[1] and N) ........................         8,000         108,000
Additional paid-in capital (Notes I[1] and N) .....        17,000       1,017,000
Subscribed capital stock ..........................        86,000
Retained earnings .................................        62,000         828,000
                                                      -----------     -----------
  Total stockholders' equity ......................       173,000       1,953,000
                                                      -----------     -----------
                                                      $ 1,196,000     $ 4,323,000
                                                      ===========     ===========

                                                      January 31,
                                                          1998         Pro forma
                                                       Historical     Adjustments       Pro forma
                                                     -------------  ---------------  --------------
                                                      (Unaudited)      (Unaudited -- see Note P)
ASSETS (NOTES E AND F)
Current assets:
 Cash (Note I[1]) .................................   $   266,000     $ 2,105,000     $ 2,371,000
 Accounts receivable ..............................     1,130,000                       1,130,000
 Inventories (Note B[4]) ..........................       160,000                         160,000
 Prepaid expenses and other current assets ........       199,000                         199,000
 Due from officers -- stockholders (Note H)........        43,000                          43,000
                                                      -----------                     -----------
   Total current assets ...........................     1,798,000       2,105,000       3,903,000
Property and equipment, net (Notes B[5] and C)          3,786,000                       3,786,000
Land and building held for sale (Notes B[5] and
 D) ...............................................       306,000                         306,000
Other .............................................        98,000                          98,000
Deposit (Note J[3]) ...............................
Capitalized direct-response advertising costs
 (Notes B[6] and L) ...............................       849,000                         849,000
Deferred offering costs (Note M) ..................
                                                      $ 6,837,000     $ 2,105,000     $ 8,942,000
                                                      ===========     ===========     ===========
LIABILITIES
Current liabilities:
 Current portion of mortgage payable (Note E)         $   591,000     $  (300,000)    $   291,000
 Note payable -- bank (Note F) ....................       950,000                         950,000
 Accounts payable and accrued expenses ............       683,000                         683,000
 Income tax payable ...............................       173,000                         173,000
 Due to officers -- stockholders (Note H) .........       355,000        (355,000)              0
                                                      -----------     -----------     -----------
  Total current liabilities .......................     2,752,000        (655,000)      2,097,000
Deferred income tax liability (Note G) ............        42,000                          42,000
Mortgages payable (Note E) ........................     2,474,000                       2,474,000
                                                      -----------                     -----------
                                                        5,268,000        (655,000)      4,613,000
                                                      -----------     -----------     -----------
Commitments and contingencies (Notes I[2],
 J and K)
STOCKHOLDERS' EQUITY (Note A)
Preferred stock, par value $.01 per share, autho-
 rized 5,000,000 shares:
  Series A convertible preferred stock, stated
   value $1,000 per share; authorized,
   issued and outstanding 3,000 shares (Pro
   forma) (Notes N and O) .........................                     3,000,000       3,000,000
Common stock, par value -- 1996 $.001 per
 share, 1997 and 1998 $.01 per share, autho-
 rized 25,000,000 shares issued and outstand-
 ing -- 1996, 8,000,000 shares, 1997 and
 1998, 10,825,000 shares, 10,845,000 (Pro
 forma) (Notes I[1] and N) ........................       108,000                         108,000
Additional paid-in capital (Notes I[1] and N) .....     1,017,000        (240,000)        777,000
Subscribed capital stock ..........................
Retained earnings .................................       444,000                         444,000
                                                      -----------                     -----------
  Total stockholders' equity ......................     1,569,000       2,760,000       4,329,000
                                                      -----------     -----------     -----------
                                                      $ 6,837,000     $ 2,105,000     $ 8,942,000
                                                      ===========     ===========     ===========


                       See notes to financial statements

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                       Consolidated Statements of Income




                                                            For the
                                                          Period From
                                                       September 28, 1995                                Quarter Ended
                                                         (Inception) to        Year Ended                 January 31,
                                                          October 31,          October 31,     ---------------------------------
                                                              1996                1997               1997              1998
                                                      -------------------   ----------------   ----------------   --------------
                                                                                                          (Unaudited)
Net sales .........................................      $  2,588,000         $  6,726,000       $  1,278,000      $ 1,981,000
Cost of sales .....................................           814,000            2,495,000            448,000          805,000
                                                         ------------         ------------       ------------      -----------
Gross profit ......................................         1,774,000            4,231,000            830,000        1,176,000
                                                         ------------         ------------       ------------      -----------
Operating expenses:
 Selling and shipping (Note L) ....................           381,000              551,000            207,000          237,000
 General and administrative .......................           515,000            1,177,000            206,000          684,000
 Officers' compensation (Note J[1]) ...............           769,000            1,150,000            313,000           87,000
 Depreciation .....................................            14,000               63,000             12,000           55,000
                                                         ------------         ------------       ------------      -----------
                                                            1,679,000            2,941,000            738,000        1,063,000
                                                         ------------         ------------       ------------      -----------
Income from operations ............................            95,000            1,290,000             92,000          113,000
Interest expense ..................................            21,000               48,000             12,000           62,000
                                                         ------------         ------------       ------------      -----------
Income before costs of uncompleted offering
 and income taxes .................................            74,000            1,242,000             80,000           51,000
Costs of uncompleted offering (Note M) ............                                                                    676,000
                                                                                                                   -----------
Income (loss) before income taxes .................            74,000            1,242,000             80,000         (625,000)
                                                         ------------         ------------       ------------      -----------
Provision for income taxes (benefit) (Note G):
 Current ..........................................             8,000              197,000             14,000
 Deferred .........................................             4,000              279,000              5,000         (241,000)
                                                         ------------         ------------       ------------      -----------
                                                               12,000              476,000             19,000         (241,000)
                                                         ------------         ------------       ------------      -----------
Net income (loss) .................................      $     62,000         $    766,000       $     61,000      $  (384,000)
                                                         ============         ============       ============      ===========
Basic income (loss) per share .....................      $       0.01         $       0.07       $       0.01      $     (0.04)
                                                         ============         ============       ============      ===========
Diluted income (loss) per share ...................      $       0.01         $       0.06       $       0.01      $     (0.04)
                                                         ============         ============       ============      ===========
Weighted average shares outstanding - basic
 income (loss) per share ..........................         7,854,247           10,534,534          8,143,043       10,534,534
Effect of dilutive employee stock options .........                              2,677,686
                                                                              ------------
Weighted average common shares outstanding
 - diluted income (loss) per share ................         7,854,247           13,212,220          8,143,043       10,534,534
                                                         ============         ============       ============      ===========

                       See notes to financial statements

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

           Consolidated Statements of Changes in Stockholders' Equity



                                                                  Additional       Subscribed
                                        Common Stock
                                 ---------------------------       Paid-in           Common         Retained
                                    Shares         Amount          Capital           Stock          Earnings          Total
                                 ------------   ------------   ---------------   -------------   -------------   ---------------
Common stock issued; $1.00
 per share ...................          200                      $    20,000                                       $    20,000
Shares issued for
 compensation and
 consulting services .........          200                           20,000                                            20,000
20,000 for 1 stock split .....    7,999,600      $   8,000            (8,000)                                                0
Private placement offering
 subscriptions received ......                                                    $   86,000                            86,000
Private placement
 offering costs ..............                                       (15,000)                                          (15,000)
Net income ...................                                                                    $   62,000            62,000
                                                                                                  ----------       -----------
Balance at October 31, 1996       8,000,000          8,000            17,000          86,000          62,000           173,000
Private placement offering
 subscriptions received ......                                                        14,000                            14,000
Common stock issued; $0.05
 per share ...................    2,000,000          2,000            98,000        (100,000)                                0
Conversion of debt to
 common stock (Note H) .......      825,000          1,000           999,000                                         1,000,000
Reorganization with $.01
 par value (Note A) ..........                      97,000           (97,000)                                                0
Net income ...................                                                                       766,000           766,000
                                                                                                  ----------       -----------
Balance at October 31, 1997      10,825,000        108,000         1,017,000               0         828,000         1,953,000
Net loss .....................                                                                      (384,000)         (384,000)
                                                                                                  ----------       -----------
Balance at January 31, 1998
 (Unaudited) .................   10,825,000      $ 108,000       $ 1,017,000      $        0      $  444,000       $ 1,569,000
                                 ==========      =========       ===========      ==========      ==========       ===========

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                     Consolidated Statements of Cash Flows



                                                               For the
                                                             Period From
                                                          September 28, 1995                           Quarter Ended
                                                            (Inception) to       Year Ended             January 31,
                                                             October 31,        October 31,    ------------------------------
                                                                 1996               1997            1997            1998
                                                         -------------------  ---------------  -------------  ---------------
                                                                                                        (Unaudited)
Cash flows from operating activities:
 Net income (loss) ....................................      $   62,000        $    766,000     $   61,000      $  (384,000)
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization .....................          14,000             179,000         12,000          140,000
    Deferred offering costs written off ...............                                                             676,000
    Noncash compensation and consulting fees ..........          20,000
    Changes in:
      Accounts receivable .............................        (488,000)           (563,000)      (138,000)         (79,000)
      Inventories .....................................        (160,000)            (30,000)       (79,000)          30,000
      Prepaid expenses ................................          (3,000)           (199,000)       (14,000)           3,000
      Other assets ....................................                                                             (98,000)
      Direct-response advertising .....................                            (770,000)                       (282,000)
      Accounts payable and accrued expenses ...........          76,000             680,000         20,000          (73,000)
      Income tax payable ..............................                             182,000                          (9,000)
      Deferred income tax liability ...................           4,000             279,000          5,000         (241,000)
      Accrued officers' compensation ..................         600,000              55,000       (380,000)         (43,000)
                                                             ----------        ------------     ----------      -----------
       Net cash provided by (used in) operating
         activities ...................................         125,000             579,000       (513,000)        (360,000)
                                                             ----------        ------------     ----------      -----------
Cash flows from investing activities:
 Acquisition of property and equipment ................        (392,000)           (869,000)       (19,000)        (436,000)
 Deposit ..............................................                            (280,000)                        280,000
                                                                               ------------                     -----------
      Net cash used in investing activities ...........        (392,000)         (1,149,000)       (19,000)        (156,000)
                                                             ----------        ------------     ----------      -----------
Cash flows from financing activities:
 Proceeds from note payable ...........................          75,000             550,000        300,000          400,000
 Payment of note payable ..............................                             (75,000)       (75,000)
 Proceeds from mortgages payable ......................         250,000                                             300,000
 Payment of mortgage payable ..........................          (2,000)             (4,000)        (1,000)          (4,000)
 Proceeds from issuance of common stock ...............          20,000
 Advances from officer - stockholders .................          20,000             700,000        600,000          355,000
 Payment to officers ..................................                             (20,000)       (20,000)        (355,000)
 Proceeds from subscriptions of common stock ..........          86,000              14,000         14,000
 Private placement offering costs .....................         (15,000)
 Deferred offering costs ..............................                            (591,000)                        (85,000)
                                                                               ------------                     -----------
      Net cash provided by financing activities .......         434,000             574,000        818,000          611,000
                                                             ----------        ------------     ----------      -----------
Net increase in cash ..................................         167,000               4,000        286,000           95,000
Cash - beginning of period ............................                             167,000        167,000          171,000
                                                                               ------------     ----------      -----------
Cash - end of period ..................................      $  167,000        $    171,000     $  453,000      $   266,000
                                                             ==========        ============     ==========      ===========
Supplemental disclosures of cash flow information:
 Cash paid for:
   Interest ...........................................      $   18,000        $     63,000     $    8,000      $    47,000
   Income taxes .......................................                        $     23,000     $   11,000      $     8,000
Supplemental disclosures of noncash financing
 activities:
 Conversion of debt to common stock ...................                        $  1,000,000
 Mortgage payable to finance property acquisitions                                                              $ 2,525,000

                       See notes to financial statements

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                         Notes to Financial Statements
            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)


NOTE A -- THE COMPANY


     In August 1997, a corporate reorganization was consummated whereby Certified Diabetic Supplies Inc. ("Florida Supplies") was merged with and into Certified Diabetic Supplies, Inc. ("Delaware Supplies"), a Delaware corporation incorporated in May 1997 and a wholly-owned subsidiary of Certified Diabetic Services, Inc. ("Certified" or the "Company"), also a Delaware corporation incorporated in May 1997. As part of its general reorganization, the Company changed its state of incorporation from Florida to Delaware and adopted its current holding company/operating subsidiary structure. Existing shareholders of Florida Supplies received an equivalent number of shares in Certified. The merger did not change the ownership of the Company or the conduct of its business, with Delaware Supplies, as a Registered Supplier (and as a subsidiary of Certified), continuing to conduct the business previously conducted by Florida Supplies.


     Florida Supplies was incorporated under the laws of the State of Florida on September 28, 1995 (inception) under the name Diabetic Supplies of Collier, Inc. It adopted its name on October 12, 1995, and commenced operations in November 1995. No significant activities occurred prior to November 1, 1995. Since November 1995 Florida Supplies was engaged in the marketing and mail order sale of durable medical equipment, primarily diabetic supplies. As a Registered Supplier, Florida Supplies is permitted to invoice Medicare directly for diabetic supplies shipped to Medicare patients. Florida Supplies also accepts Medicaid and private insurance payments. For the year ended October 31, 1997 and the quarter ended January 31, 1998, respectively, reimbursements for goods purchased by customers were derived from the following sources: a) 30% and 24% Medicare only; b) 37% and 37% Medicare and supplementary insurance; and
c) 33% and 39% primary coverage by private insurers.


     The Company has three other wholly-owned subsidiaries namely; (1) CDS Medical Supplies, Inc. ("Medicalco"), a Delaware corporation formed in April 1997; (2) CDS Health Management, Inc. ("Healthco") a Delaware corporation formed in April 1997; and (3) CDS Insurance Products, Inc. ("Insuranceco"), a Delaware corporation formed in April 1997. Medicalco was formed for the purpose of entering into contracts with preferred provider organizations, third party health plan administrators, self-insured plans, managed care programs and other similar groups, pursuant to which Medicalco would receive the right to supply (in some cases on an exclusive or preferred basis) medical equipment and products of the types sold by the Company to participants in such programs or groups. Healthco was formed for the purpose of supplying customers covered by health insurance with Blue Cross and Blue Shield with medical supplies. Insuranceco is inactive. Medicalco has not commenced significant operating activities as of October 31, 1997 or January 31, 1998. Healthco commenced operations during August 1997.


NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


[1] Basis of presentation:


     The financial statements present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries subsequent to the reorganization in August 1997 and of Florida Supplies prior thereto. All intercompany balances and transactions have been eliminated in consolidation.


[2] Use of estimates:


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

[3] Revenue recognition:

     Revenue is recognized at the time the products are shipped. Medicare and Medicaid reimbursements ("Third Party") are based on allowable charges. The difference between the Company's established billing rates and contracted or anticipated reimbursement rates is recorded as a contractual allowance and offset against net sales.


[4] Inventories:

     Inventories consisting of durable medical equipment, primarily diabetic supplies, are stated at the lower of cost (first-in, first-out) or market.


[5] Property and equipment:

     Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets as follows: building, thirty nine years; building improvements, five years, and office and computer equipment, three years. The purchased computer software with integrated order, billing, inventory and accounting components designed specifically for the Durable Medical Equipment industry, has been customized for the Company and is being depreciated on the straight-line method over 3 years.


[6] Direct-response advertising costs:

     Direct-response advertising costs beginning November 1, 1996 are being capitalized and amortized on a declining balance basis over a period which matches the expected future stream of revenues generated from new customers as a result of this advertising. Prior to November 1, 1996, such costs were expensed as incurred since criteria for capitalization had not been met.

     Currently, the Company's period of amortization is three years since its operating history cannot presently demonstrate that future benefits are expected over a longer period. However, industry information indicates an amortization period of greater than three years.

     Management assesses its estimate of amounts of future net revenues and the amortization period at each reporting date. If the carrying amounts of unamortized direct-response advertising costs exceed estimated future net revenues to be realized therefrom, the excess is charged to advertising expense.


[7] Per share data:

     The Company adopted SFAS No. 128 "Earnings per Share" in the period ended January 31, 1998 and has retroactively applied the effects thereof for all periods presented. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Diluted earnings per share reflects the assumed exercise of options using the treasury stock method. No such exercise is assumed for the quarters ended January 31, 1998 and 1997 or for the period from September 28, 1995 to October 31, 1996 as the result would be antidilutive.


[8] Concentration of risks:

     The Company is dependent on reimbursements from Medicare and the rules and regulations governing Medicare Providers. Management believes that it is in full compliance with these regulations.

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     The Company maintains substantially all of its cash in one commercial bank.


[9] Fair values of financial instruments:


     The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, and due to officers approximate fair value at October 31, 1997 and January 31, 1998 because of the short maturity of these financial instruments. The estimated carrying value of the note payable and the mortgage payable for financial statement purposes at October 31, 1997 and January 31, 1998 approximate fair value because the interest rates on these instruments approximate the market rates at October 31, 1997 and January 31, 1998. The fair value estimates were based on information available to management as of October 31, 1997 and January 31, 1998.

[10] Long-lived assets:


     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Impairment loss on such assets as well as long-lived assets held for sale are based on the fair value of the assets. No such losses have been recorded.

[11] Stock-based compensation:


     The Company accounts for employee stock option grants under Accounting Principles Board Opinion No. 25. In fiscal 1997 the Company adopted the "disclosures only" alternative available under Financial Accounting Standards Board No. 123 ("FAS 123") for its employee stock option grants. See Note I[2].

[12] Unaudited interim financial statements:


     In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position at January 31, 1998 and results of operations and cash flows for the quarters ended January 31, 1998 and 1997. The results of operations for the quarter ended January 31, 1998 are not necessarily indicative of the results that may be expected for the year ending October 31, 1998.


NOTE C -- PROPERTY AND EQUIPMENT


     Property and equipment are summarized as follows:


                                                       October 31,      January 31,
                                                           1997            1998
                                                      -------------   --------------
Land ..............................................                    $   315,000
Building ..........................................                      2,498,000
Building improvements .............................      $213,000          236,000
Furniture and fixtures ............................       419,000          507,000
Office and computer equipment .....................       212,000          242,000
Computer software .................................        79,000           86,000
                                                         --------      -----------
                                                          923,000        3,884,000
Accumulated depreciation and amortization .........        44,000           98,000
                                                         --------      -----------
                                                         $879,000      $ 3,786,000
                                                         ========      ===========

See Note J[3].

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE D -- LAND AND BUILDING HELD FOR SALE


     On April 6, 1998, the Company entered into a contract to sell its former premise for $440,000 which exceeds its carrying value by approximately $134,000.


NOTE E -- MORTGAGES PAYABLE


     On December 18, 1997, the Company purchased land and building located in Naples, FL for $2,800,000. The Company obtained a mortgage loan in the amount of $2,525,000 from a bank, payable in sixty monthly installments of $22,724 including interest at 8.875% per annum until final maturity on December 17, 2002 at which time a balloon payment of $2,245,951 is due. In addition, the Company obtained a second mortgage from a bank in the amount of $300,000, payable at the earlier of four months or the date of completion of any private placement or any Initial Public Offering of the Company. The mortgage is collateralized by the land, building and substantially all the assets of the Company and guaranteed by three principal stockholders of the Company.


     On May 31, 1996, in connection with the acquisition of the land and building described in Note D which is under contract for sale, the Company obtained a mortgage loan from a bank, payable in thirty monthly installments of $2,400 including interest at 9.75% per annum until final maturity on December 30, 1998 at which time a balloon payment of $239,000 will be due. The Company intends to use the proceeds from the sale of the former premise to pay the mortgage loan. This mortgage is collateralized by the land, building and substantially all the assets of the Company.


     The scheduled principal payments of the mortgages payable are as follows:



  Twelve Months
     Ending
   January 31,
----------------
  1999 .........   $ 591,000
  2000 .........      52,000
  2001 .........      57,000
  2002 .........      62,000
  2003 .........   2,303,000


     During July and August 1997, the Company paid $280,000 in nonrefundable deposits pursuant to a purchase agreement to purchase the land and building. The Company also entered into a lease agreement to occupy the property prior to the closing date. The term of the lease was for a period commencing on August 26, 1997 and ending on December 15, 1997 with an aggregate rent of $35,000.


NOTE F -- NOTE PAYABLE -- BANK


     In July 1997, the Company entered into a revolving line of credit agreement with a bank, which expires on July 31, 1998 and provides for borrowings of up to a maximum of $1,000,000. Borrowings under the agreement bear interest (9 1/4% at January 31, 1998) at 3/4% over the Banker's Trust Prime Rate . The line of credit is collateralized by all of the Company's business assets. The revolving line of credit is guaranteed by two principal stockholders of the Company.

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE G -- INCOME TAXES

     The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     The difference between income taxes at the statutory Federal income tax rate and income taxes reported in the statements of income is as follows:

                                                                   For the Period Ended
                                                 --------------------------------------------------------
                                                        October 31,                  January 31,
                                                 -------------------------   ----------------------------
                                                    1996          1997          1997            1998
                                                 ----------   ------------   ----------   ---------------
Income taxes at the federal statutory rate        $11,000      $ 422,000      $19,000       $  (208,000)
State income taxes, net of federal tax
 benefit .....................................                    50,000                        (23,000)
Tax effect of nondeductible expenses .........      1,000          4,000                          4,000
Other ........................................                                                  (14,000)
                                                                                            -----------
                                                  $12,000      $ 476,000      $19,000       $  (241,000)
                                                  =======      =========      =======       ===========

     Components of the deferred tax asset and liabilities are as follows:

                                                                October 31,      October 31,       January 31,
                                                                    1996             1997             1998
                                                               -------------   ---------------   --------------
Deferred tax asset:
 Net operating loss carry-back .............................                                       $  327,000
                                                                                                   ----------
Deferred tax liabilities:
 Capitalized advertising costs .............................                     $  (256,000)        (323,000)
 Excess of tax depreciation over book depreciation .........     $ (4,000)           (27,000)         (46,000)
                                                                 --------        -----------       ----------
                                                                   (4,000)          (283,000)        (369,000)
                                                                 --------        -----------       ----------
Net deferred tax liability .................................     $ (4,000)       $  (283,000)      $  (42,000)
                                                                 ========        ===========       ==========

NOTE H -- DUE TO OFFICERS -- STOCKHOLDERS


     This consists of the following:

                                                                   October 31,     January 31,
                                                                       1997           1998
                                                                  -------------   ------------
Accrued officers' salaries and bonuses for the period .........      $355,000
Notes payable .................................................                    $ 355,000
                                                                                   ---------
                                                                     $355,000      $ 355,000
                                                                     ========      =========

     The outstanding balance of accrued officers' salaries and bonuses as of October 31, 1997 was paid by the Company in January 1998. The entire amount was loaned back to the Company and converted to demand notes which bear interest at 10% per annum.

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE I -- STOCKHOLDERS' EQUITY


[1] Common stock:


     At its inception in September 1995, the Company issued an aggregate of 200 shares of its common stock to its two principal stockholders and co-founders for $100 per share. The Company also issued an aggregate of 60 shares to its three officers in full payment for services rendered valued at $6,000 ($100 per share) and an aggregate of 140 shares of its common stock to various consultants for services rendered to the Company valued at $14,000.


     In July 1996, the Company effected a 20,000 for 1 stock split.


     In August 1996, the Company conducted a private placement offering of 2,000,000 common shares at an offering price of $.05 per share pursuant to Rule 504 of the Securities Act of 1933. As of October 31, 1996, the Company received proceeds of $86,000 for subscriptions to 1,720,000 shares of its common stock. In November 1996, the Company received proceeds of $14,000 for subscriptions to 280,000 shares of its common stock. Such proceeds were held in a segregated cash account until December 1996.


     In December 1996, the 2,000,000 shares of common stock subscribed were issued.


     During February 1997, $600,000 of the notes payable to officers were converted into 600,000 shares of common stock and bonuses payable to officers of $200,000 were converted into 200,000 shares of common stock. Management believes that the conversion price represented the estimated fair value of the common stock.


     In May 1997, additional bonuses payable to officers of $200,000 were converted into 25,000 shares of common stock. The conversion rate was based on the then current market price.


     See Note A for details of the Company's restructuring.


     See Note N for subsequent private placement of preferred stock.


[2] Stock option plan:


     The Company adopted its 1995 Incentive Program (the "Program") which, upon completion of the Company's 20,000 for 1 stock split effected in June 1996 provided for grants of up to 5,000,000 shares of common stock to employees, officers, directors and consultants. The grants may consist of incentive stock options ("ISOs"), nonqualified stock options, stock appreciation rights and restrictive stock grants. Incentive and nonqualified stock options may not be granted at prices less than fair market value at the date of grant as determined by the Board of Directors. On November 2, 1995 the Company granted nonqualified stock options which are expressed in post split shares for the purchase of 4,000,000 shares of common stock at $1.00 per share which vest in their entirety upon the earlier of the achievement of gross revenues of not less than $10,000,000 within a fiscal year and income before income taxes of not less than $3,000,000, computed without regard to (a) depreciation or amortization expense, (b) direct or indirect compensation to officers or directors of the Company, or (c) write-offs and adjustments to accounts receivable, (the "benchmarks") or November 2003, provided the optionee is still employed by the Company.


     On February 14, 1997 the Company granted nonqualified stock options for the purchase of 300,000 shares of common stock at $5.00 per share. Options granted are exercisable as to 20% of the total number of shares of stock covered thereby on each anniversary of the grant of such option, provided that the optionee is still employed by the Company. On July 15, 1997 an employee who was granted 150,000 stock options resigned from the Company and accordingly, the options expired 90 days after resignation in accordance with their terms.

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE I -- STOCKHOLDERS' EQUITY  -- (Continued)

[2] Stock Option Plan: -- (Continued)

     On June 25, 1997 Certified adopted the 1997 stock option plan (the "Plan") which was identical in all respects to the 1995 Incentive Program of Florida Supplies. In connection with the reorganization of Certified, completed in August 1997, the optionees under the Florida Supplies Plan received, in substitution for their options thereunder, an identical number of options, with identical terms under the Plan. The Plan was amended September 2, 1997 to increase the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 8,000,000.

     On September 2, 1997 Certified granted nonqualified stock options for the purchase of 2,100,000 shares of common stock at $8.75 per share which vest in their entirety upon the earlier of the achievement of the benchmarks or November 2005, provided the optionee is still employed.

     On September 15, 1997 Certified granted nonqualified stock options to the President of Healthco for the purchase of 150,000 shares of common stock at $9.00 per share. The options vest in their entirety in 2002 or over three years if certain customer thresholds are achieved.

     From December 22, 1997 through April 1, 1998, Certified granted nonqualified stock options to officers and employees for the purchase of 600,000 shares of common stock at exercise prices ranging from $4.00 to $4.375 per share. The options vest in one-third increments, commencing on the first anniversary of the date of grants and annually thereafter, provided that on each such anniversary, the optionee is still employed.

     Stock option activity is summarized as follows:

                                                       Period Ended               Year Ended               Quarter Ended
                                                     October 31, 1996          October 31, 1997           January 31, 1998
                                                  -----------------------  -------------------------  ------------------------
                                                                Weighted                   Weighted                  Weighted
                                                                 Average                    Average                  Average
                                                                Exercise                   Exercise                  Exercise
                                                     Shares       Price        Shares        Price       Shares       Price
                                                  -----------  ----------  -------------  ----------  -----------  -----------
Options outstanding at beginning
 of the period .................................                            4,000,000     $  1.00     6,400,000    $  3.73
Granted ........................................  4,000,000    $  1.00      2,550,000       8.32        240,000      4.00
Expired ........................................                             (150,000)      5.00
                                                                            ---------     -------
Options outstanding at end of the period .......  4,000,000      1.00       6,400,000       3.73      6,640,000      3.83
                                                  =========                 =========                 =========
Options exercisable at end of the period .......     None                     None                       None

     The following table presents information relating to stock options outstanding at October 31, 1997 and January 31, 1998:

             October 31, 1997                            January 31, 1998
------------------------------------------   -----------------------------------------
                               Weighted                                    Weighted
                               Average                                      Average
               Exercise       Remaining                     Exercise       Remaining
   Shares        Price      Life in Years       Shares        Price      Life in Years
-----------   ----------   ---------------   -----------   ----------   --------------
4,000,000     $ 1.00       6.00              4,000,000     $ 1.00       5.75
  150,000      5.00        4.25                 240,000     4.00        9.88
2,100,000      8.75        6.83                 150,000     5.00        4.00
  150,000      9.00        4.88               2,100,000     8.75        6.58
---------                  ----
                                                150,000     9.00        4.63
                                             ----------                 ----
6,400,000                  6.21               6,640,000                 5.84
=========                  ====              ==========                 ====

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE I -- STOCKHOLDERS' EQUITY  -- (Continued)

[2] Stock Option Plan: -- (Continued)


     The weighted average fair value at date of grant for options granted during the periods ended October 31, 1996, October 31, 1997 and January 31, 1998 was $0, $0 and $2.28 per option, respectively. The fair value of the options at the date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:



                                             Period Ended     Period Ended     Period Ended
                                              October 31,      October 31,     January 31,
                                                 1996             1997             1998
                                            --------------   --------------   -------------
Risk free interest rates ................    5.53%             6.43           5.74%
Expected option life in years ...........     8                10               10
Expected stock price volatility .........    0.1%              0.1%             60%
Expected dividend yield .................     0%                0%               0%

     Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, net income (loss) for the periods ended October 31, 1996, October 31, 1997 and January 31, 1998 would have been $62,000, $766,000 and $(406,000) or $0.01,
$0.07 and $(0.04) per share respectively.


NOTE J -- COMMITMENTS, CONTINGENCIES AND OTHER MATTERS


[1] Employment agreements and officers' salaries:


     During the period from September 28, 1995 (inception) to October 31, 1996, the year ended October 31, 1997 and the quarters ended January 31, 1998 and 1997 officers' salaries and bonuses based on operating results amounted to $769,000, $1,150,000, $87,000 and $313,000, respectively.


     The Company has employment agreements with its three officers for a five-year term commencing in November 1995, providing for minimum annual aggregate compensation of $700,000 and the granting of options to purchase 4,000,000 shares of common stock (see Note I[2]).


     The Company also has employment agreements with two employees for one-year terms effective February 14, 1997 which terms are renewable to successive additional periods of one year unless either party shall have delivered to the other notice of its intention not to renew. The agreements provide for an aggregate minimum annual compensation of $130,000 plus commissions based on customers obtained by the Company arising from provider contracts procured by the employees. As of October 31, 1997, no commissions have been earned arising from this agreement. On July 15, 1997 an employee with an annual compensation of $65,000 resigned from the Company. These employees have options to purchase 300,000 shares of common stock (see Note I[2]).


     During September 1997 the Company signed an agreement with the President of Healthco for a three year term. The agreement provides for a minimum annual compensation of $250,000 plus annual incentive bonus compensation based upon certain targets for procurement of new customers. The employee has options to purchase 150,000 shares of common stock (see Note I[2]).


     During December 1997, the Company signed an agreement with its President and Chief Operating Officer for a three year term. The agreement provides for a minimum annual compensation of $150,000 and the granting of options to purchase 240,000 shares of common stock (see Note I[2]).

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE J -- COMMITMENTS, CONTINGENCIES AND OTHER MATTERS  -- (Continued)

[2] Concentration of suppliers: (Continued)


     The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers accounted for 62% and 16% of the Company's purchases during the period ended October 31, 1996. One supplier accounted for 58% of the Company's purchases during the year ended October 31, 1997. Five suppliers accounted for 44%, 14%, 12%, 11% and 10% of the Company's purchases during the quarter ended January 31, 1998. Three suppliers accounted for 70%, 11% and 10% of the Company's purchases during the quarter ended January 31, 1997.

NOTE K -- RELATED PARTY TRANSACTIONS


[1] On May 1996, the Company purchased the land and building held for sale for $320,000 from a partnership owned by the two principal stockholders of the Company. The Company paid $50,000 cash, obtained a $250,000 first mortgage from a bank and a $20,000 loan from the seller. An independent appraisal was performed at the time of purchase which appraised the land and building at a market value in excess of the purchase price.

[2] The Company's advertising function is handled by Coastline Media, Inc. ("Coastline"), a corporation 90% owned by two principal stockholders of the Company. Disbursements to this corporation amounted to $131,000, $814,000, $222,000 and $122,000, (which accounts for 71%, 100%, 74% and 100% of the
Company's advertising cost) respectively, during the period ended October 31, 1996, the year ended October 31, 1997 and the quarters ended January 31, 1998 and 1997.

As of January 1, 1998, Coastline ceased conducting business; the services formerly provided to the Company by Coastline are now performed directly by the Company.

NOTE L -- ADVERTISING COSTS


     During the period from September 28, 1995 (inception) to October 31, 1996, the year ended October 31, 1997 and the quarters ended January 31, 1998 and 1997, advertising costs, including direct-response advertising costs, charged to expense and reported under selling and shipping expenses in the statements of income amounted to $185,000, $161,000, $112,000 and $122,000, respectively.

NOTE M -- DEFERRED OFFERING COSTS


     The Company had signed a letter of intent with an underwriter with respect to a proposed initial public offering ("IPO") of the Company's securities. In connection therewith, $591,000 of costs had been incurred and deferred as of October 31, 1997. In November 1997, the Company and the underwriter determined to abort the offering and accordingly, the deferred costs together with additional costs totalling $676,000 incurred relating to the proposed IPO were written off as a non-recurring expense in that month.

NOTE N -- PRIVATE PLACEMENT OF PREFERRED STOCK


     On March 19, 1998, the Company completed a private placement of its securities (the "Private Placement") and received proceeds of $2,760,000 net of expenses. In connection with the Private Placement, the Company issued (i) an aggregate of 3,000 shares of the Series A convertible preferred stock with an initial stated value of $1,000 per share (the "Stated Value") and a cumulative dividend rate of 5.0% per annum and (ii) warrants giving the investors in the Private Placement the right to purchase an aggregate of 70,000 shares of the Company's common stock at a price of $4.77 per share (the "Exercise Price"), which warrants are exercisable for a period of five years from the date of issuance. The Series A preferred stock is convertible into shares of common stock at a rate (the "Conversion Rate") equal to the Stated Value divided by the lower of (a) $6.50 per share, or (b)

              CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES
                  (formerly Certified Diabetic Supplies Inc.)

                 Notes to Financial Statements  -- (Continued)

            (Unaudited with respect to data as of January 31, 1998
     and for the three months ended January 31, 1998 and January 31, 1997)

NOTE N -- PRIVATE PLACEMENT OF PREFERRED STOCK  -- (Continued)

80% of the average of the two lowest closing bid prices of the common stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted by a holder thereof (the "Conversion Price," subject to adjustment). The investors in the Series A preferred stock are permitted to convert (a) up to one-third of their Series A preferred stock within thirty days and up to two-thirds within sixty days after the earlier of (i) the date the shares are registered (the "Effective Date") and (ii) July 18, 1998, and
(b) all of their Series A preferred stock at any time thereafter. The Series A preferred stock will automatically convert into shares of common stock on March 31, 2002, subject to extension under various circumstances. The Company at any time may redeem any or all outstanding shares of preferred stock at a price per share equal to 125% of the stated value plus any accrued and unpaid dividends.

     The Company has agreed to register the shares of the common stock issuable upon conversion of the Series A preferred stock and exercise of the warrants and to cause the Company to be listed on NASDAQ SmallCap within 120 days after the closing of the Private Placement. In the event the Company is unable to comply with these provisions, it will be subject to a substantial monetary penalty to the investors.

     A portion of the proceeds of the Private Placement were used to repay a second mortgage loan with an outstanding balance of $300,000 and to repay loans payable to officers aggregating $355,000.

     In connection with the Private Placement, the Company issued 20,000 shares of its common stock to the placement agent.

NOTE O -- LITIGATION
     On March 14, 1998 the Company has been named in an action filed in the United States District Court, Southern District of Florida, by Diabetic Supply Foundation, Inc., for federal copyright infringement and unfair competition. The basis of the claim is the apparent similarity of a flyer inserted by the Company in product shipments to customers, to a flyer, purportedly copyrighted and used by the plaintiff. The flyer is of a type commonly used by suppliers in the Company's market segment. The flyer has not been used by the Company for more than one year. The Company will attempt to dispose of the suit as expeditiously as possible and in any event management does not believe that the claim will have any material adverse effect on the Company or its operations.

NOTE P -- PRO FORMA (UNAUDITED)

     A pro forma balance sheet is presented to reflect the following transactions as if they had occurred on January 31, 1998:

[1] The receipt of proceeds from the private placement offering of 3,000 shares of preferred stock at $1,000 per share, net of offering costs paid of $240,000 and $73,000 which is the market value on the date of issuance of 20,000 common shares to the private placement agent.

[2] The payment of the second mortgage loan payable of $300,000.

[3] The payment of officers' loan payable amounting to $355,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               TABLE OF CONTENTS






                                                    Page
                                                 ---------
Prospectus Summary ...........................        3
The Company ..................................        7
Risk Factors .................................        7
Price Range of Common Stock ..................       16
Use of Proceeds ..............................       17
Capitalization ...............................       18
Dividend Policy ..............................       18
Dilution .....................................       19
Selected Financial Data ......................       20
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .............................       21
Business .....................................       25
Management ...................................       35
Principal Stockholders .......................       42
Selling Stockholders .........................       43
Certain Relationships and Related Transactions       44
Shares Eligible for Future Sale ..............       45
Description of Capital Stock .................       46
Plan of Distribution .........................       49
Legal Matters ................................       49
Experts ......................................       49
Additional Information .......................       50
Index to Financial Statements ................      F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                               -------------------



                               1,027,500 Shares





                                [GRAPHIC OMITTED]


                              CERTIFIED DIABETIC
                                SERVICES, INC.


                                 Common Stock






                                 ---------------
                                   PROSPECTUS
                                 ---------------



                                       , 1998






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution


     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


       Securities and Exchange Commission Registration Fee ............    $  1,238
       NASD Filing Fee ................................................         -0-
       NASDAQ Filing Fee ..............................................      10,000
       Blue Sky Fees and Expenses (including attorneys' fees) .........      40,000
       Printing and Engraving Expenses ................................           *
       Legal Fees and Expenses ........................................     100,000
       Accounting Fees and Expenses ...................................      50,000
       Transfer Agent and Registrar Fees and Expenses .................           *
       Miscellaneous ..................................................           *
                                                                           --------
         Total ........................................................           *
                                                                           ========


------------
* To be filed by amendment. All expenses listed above are estimates, except for the Commission and NASDAQ fees.


Item 14. Indemnification of Officers and Directors


     The Certificate of Incorporation and By-Laws of the Registrant provides that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, and is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, officers or controlling persons of the Company pursuant to the Company's By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.


     In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).


Item 15. Recent Sales of Unregistered Securities


     In March 1998, the Company completed the private placement to seven institutional investors of 3,000 shares of its Convertible Series A Preferred Stock, with an initial stated value of $1,000 per share (the "Stated Value"), which bears dividends at the rate of 5.0% per annum on the Stated Value. The shares of Series A Preferred Stock are convertible into shares of Common Stock at a rate equal to the lower of (a) $6.50 per share of Common Stock, or (b) 80% of the average of the two lowest closing bid prices for the Common Stock for the fifteen consecutive trading days prior to the day on which the notice of conversion is transmitted, subject to adjustment. In connection with this private placement, the Company issued warrants (the "Investor Warrants") giving the investors in the private placement the right to purchase an aggregate of 70,000 shares of the Company's Common Stock, at a price of $4.77 per share (the "Exercise Price"), which Investor Warrants are exercisable for a period of five years from the date of issuance. The investors in the private placement are the Selling Stockholders set forth in the section entitled "Selling Stockholders" of the Prospectus. The shares of Series A Preferred Stock and the Investor Warrants were issued by the Company to the Selling Stockholders pursuant to the exemption for transactions not involving a public offering provided in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and in accordance with Regulation D of the Securities Act.

     The Board of Directors of the Company awarded bonuses to Messrs. Peter J. Fiscina, Albert R. Ayala and Myron M. Blumenthal, in accordance with their employment agreements, in the aggregate amount of $419,000 in respect of the fiscal year ended October 31, 1996, and in the additional aggregate amount of $200,000 in respect of the quarter ended January 31, 1997. Such bonus amounts, together with accrued salaries in the aggregate amount of $181,000, were simultaneously lent to the Company by the three officers. On February 20, 1997, these loans were converted into shares of Common Stock at the price of $1.00 per share. Based on the foregoing, the Company issued to the three officers an aggregate of 800,000 shares of Common Stock on February 20, 1997. Such shares were issued by the Company pursuant to the exemption for transactions not involving a public offering provided in Section 4(2) of the Securities Act and pursuant to the exemption provided in Section 701 of the Securities Act.

     In May 1997, the Board of Directors awarded bonuses to Messrs. Fiscina, Ayala and Blumenthal, in accordance with their employment agreements, in the aggregate amount of $200,000 in respect of the quarter ended April 30, 1997. The Board further authorized the payment of such bonuses, the simultaneous loan of such bonus amounts by the three officers back to the Company, and the simultaneous conversion of such loans into shares of Common Stock at the price of $8.00 per share, which price represented the share price quoted on the "OTC Electronic Bulletin Board of the NASD" on the date of the award. Based on the foregoing, the Company issued to the three officers an aggregate of 25,000 shares of Common Stock on May 16, 1997. Such shares were issued by the Company pursuant to the exemption for transactions not involving a public offering provided in Section 4(2) of the Securities Act and pursuant to the exemption provided in Section 701 of the Securities Act.

     In December 1996, the Company completed the private placement of 2,000,000 shares of its Common Stock, for an aggregate purchase price of $100,000, to subscribers in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of Common Stock were sold directly through the Company's officers and directors without payment to them of commissions or any form of remuneration. Since April 1997, certain broker-dealers have, pursuant to Rule 15c2-11 under the Exchange Act, made a market for such shares and traded such shares through, and quoted the price therefor on, the "OTC Bulletin Board" of NAD. Such shares were issued by the Company in accordance with Section 504 under Regulation D.

     In November 1995, the Company issued an aggregate of 70 shares of its Common Stock to Messrs. Fiscina and Blumenthal, and an aggregate of an additional 70 shares of its Common Stock to two other persons (which shares, following a 20,000 for 1 stock split effected in July 1996, represented, in the aggregate, 2,800,000 shares of Common Stock) in payment for consulting services rendered to the Company and valued, in the aggregate, at $14,000. Such shares were issued by the Company pursuant to the exemption for transactions not involving a public offering provided in Section 4(2) of the Securities Act and pursuant to the exemption provided in Section 701 of the Securities Act.

     At its inception, in September 1995, the Company issued to Messrs. Fiscina and Ayala an aggregate of 200 shares of common stock for $100 per share (which shares, following a 20,000 for 1 stock split effected in July 1996, represented 4,000,000 shares of Common Stock). In October 1995, the Company also issued to Messrs. Fiscina, Ayala and Blumenthal an aggregate of 60 shares of Common Stock in full payment for services rendered valued in the aggregate at $6,000 ($100 per share). Such shares were issued by the Company pursuant to the exemption for transactions not involving a public offering provided in Section 4(2) of the Securities Act and pursuant to the exemption provided in Section 701 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules


(a) Exhibit Index



 Exhibit
 Number    Description
--------   ---------------------------------------------------------------------------------------------
 3.1       Certificate of Incorporation, filed May 29, 1997.
 3.2       Certificate of Amendment of Certificate of Incorporation, filed September 17, 1997.
 3.3       Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
           of Certified Diabetic Services, Inc. filed March 17, 1998.
 3.4       By-Laws.
 4.1       Form of Certificate of Common Stock.
 4.2       Form of Certificate of Series A Convertible Preferred Stock.
 4.3       Form of Warrant.
 5.1       Opinion of Bryan Cave LLP.*
10.1       Certified Diabetic Services, Inc. 1997 Incentive Program, as amended.
10.2       Stock Option Agreement between Certified Diabetic Services Inc., and Myron M.
           Blumenthal dated August 12, 1997.
10.3       Stock Option Agreement between Certified Diabetic Services Inc., and Myron M.
           Blumenthal dated September 2, 1997.
10.4       Stock Option Agreement between Certified Diabetic Services Inc., and Peter J. Fiscina dated
           August 12, 1997.
10.5       Stock Option Agreement between Certified Diabetic Services Inc., and Peter J. Fiscina dated
           September 2, 1997.
10.6       Stock Option Agreement between Certified Diabetic Services Inc., and Albert R. Ayala dated
           August 12, 1997
10.7       Stock Option Agreement between Certified Diabetic Services Inc., and Albert R. Ayala dated
           September 2, 1997.
10.8       Stock Option Agreement between Certified Diabetic Services Inc., and Frederick J. Roberts,
           dated December 22, 1997.
10.9       Stock Option Agreement between Certified Diabetic Services Inc., and Frederick J. Roberts,
           dated April 1, 1998.
10.10      Employment Agreement between Certified Diabetic Supplies Inc. and Peter J. Fiscina, dated
           November 2, 1995.
10.11      Employment Agreement between Certified Diabetic Supplies Inc. and Myron M. Blumenthal,
           dated November 2, 1995.
10.12      Employment Agreement between Certified Diabetic Supplies Inc. and Albert R. Ayala, dated
           November 2, 1995.
10.13      Employment Agreement between Certified Diabetic Services Inc. and Frederick J. Roberts,
           dated as of December 22, 1997.
10.14      Form of Executive Agreement between Certified Diabetic Services Inc. and the senior executives of Certified Diabetic Services Inc.
10.15      Commitment Letter between First National Bank of Naples and Certified Diabetic Supplies
           Inc., dated June 26, 1997.
10.16      Commercial Security Agreement between First National Bank of Naples and Certified
           Diabetic Supplies, Inc., dated July 31, 1997.
10.17      Promissory Note issued by First National Bank of Naples to Certified Diabetic Supplies Inc.,
           dated July 31, 1997.
10.18      Mortgage and Security Agreement between First National Bank of Naples and Certified
           Diabetic Supplies Inc., dated May 31, 1996.
10.19      Sales Contract between Certified Diabetic Services, Inc. and The Harvest Corporation, dated
           April 6, 1998.
10.20      Purchase and Sale Agreement between Barnett Bank, N.A. and Certified Diabetic Services,
           Inc., as amended on July 31, 1997, August 15, 1997, August 18, 1997 and December 15,
           1997.

  Exhibit
   Number     Description
-----------   --------------------------------------------------------------------------------------------
   10.21      Promissory Note issued by First National Bank of Naples to Certified Diabetic Services,
              Inc., dated December 17, 1997.
   10.22      Mortgage and Security Agreement between First National Bank of Naples and Certified
              Diabetic Services, Inc., dated December 17, 1997.
   10.23      Securities Purchase Agreement between Certified Diabetic Services, Inc. and Leonardo, L.P.,
              GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P.,
              Ramius Fund, Ltd., AGR Halifax Fund, Ltd., and Amro International, S.A., dated March 19,
              1997.
   10.24      Registration Rights Agreement between Certified Diabetic Services, Inc. and Leonardo, L.P.,
              GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P.,
              Ramius Fund, Ltd., AGR Halifax Fund, Ltd., and Amro International, S.A., dated March 19,
              1997.
   10.25      Participating Facility Agreement between Multiplan, Inc. and Certified Diabetic Services
              Inc., dated May 20, 1997.**
   10.26      Diabetic Supplies Agreement between Certified Medical Supplies, Inc., Certified Diabetic
              Services Inc., and Benefit Plan Administrator, Inc., dated July 2, 1997.**
   10.27      Letter of Agreement between Island Group Administrator, Inc., and Certified Diabetic
              Services Health Management Inc., dated January 1, 1998.**
   10.28      Ancillary Provider Agreement between Heritage New York Medical Group and Certified
              Diabetic Services, Inc. dated January 15, 1998.**
   10.29      Purchasing Agreement Contract for Medicare Distributors Pilot Program between Lifescan
              Inc. and Certified Diabetic Services Inc., dated June 2, 1997.**
   10.30      Medicare/Medicaid Strip Rebate Credit Purchasing Agreement between Boehringer
              Mannheim Corporation and Certified Diabetic Services Inc., dated May 22, 1997.**
   10.31      Agreement for Services between Professional Employee Management, Inc. and Certified
              Diabetic Supplies Inc., dated June 9, 1997.
   10.32      Form of Letter Agreement dated as of March 19, 1998 among the Company and certain stockholders of the Company.
   21.1       List of Subsidiaries
  23.1.       Consent of Richard A. Eisner & Company, LLP
   23.2       Consent of Bryan Cave, LLP (appears in Exhibit 5.1).*
    24        Power of Attorney (included on signature page).

------------
 * To be filed by amendment.
** Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application for Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.


Item 17. Undertakings


     The undersigned Registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant tot Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on April 23, 1998.

                                            CERTIFIED DIABETIC SERVICES, INC.



                                            By: /s/ Peter J. Fiscina
                                               --------------------------------

                                               Name: Peter J. Fiscina
                                               Title: Chairman and Chief
                                               Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Peter J. Fiscina and Myron M. Blumenthal and any of them (with full power to each of them to act alone) the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (or any other government or regulatory authority), and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                  Signature                                     Title                         Date
---------------------------------------------   -------------------------------------   ---------------
   /s/ Peter J. Fiscina                          Chairman, Chief Executive Officer,      April 23, 1998
----------------------------                     Director
    Peter J. Fiscina


   /s/ Albert J. Ayala                           Vice Chairman, Director                 April 23, 1998
----------------------------
      Albert J. Ayala


   /s/ Myron M. Blumenthal                      Treasurer, Chief Financial Officer,     April 23, 1998
-----------------------------                   Director
    Myron M. Blumenthal


       /s/ Stanley Bloom                        Director                                April 23, 1998
-----------------------------
       Stanley Bloom, M.D.


    /s/ Ronald L. Rucker                        Director                                April 23, 1998
-----------------------------
       Ronald L. Rucker

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549





                             ---------------------



                                    EXHIBITS

                                   filed with






                                    FORM S-1




                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933



                             ---------------------




                       CERTIFIED DIABETIC SERVICES, INC.





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX



 Exhibit
 Number    Description
--------   ---------------------------------------------------------------------------------------------
 3.1       Certificate of Incorporation, filed May 29, 1997.
 3.2       Certificate of Amendment of Certificate of Incorporation, filed September 17, 1997.
 3.3       Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
           of Certified Diabetic Services, Inc. filed March 17, 1998.
 3.4       By-Laws.
 4.1       Form of Certificate of Common Stock.
 4.2       Form of Certificate of Series A Convertible Preferred Stock.
 4.3       Form of Warrant.
 5.1       Opinion of Bryan Cave LLP.*
10.1       Certified Diabetic Services, Inc. 1997 Incentive Program, as amended.
10.2       Stock Option Agreement between Certified Diabetic Services Inc., and Myron M.
           Blumenthal dated August 12, 1997.
10.3       Stock Option Agreement between Certified Diabetic Services Inc., and Myron M.
           Blumenthal dated September 2, 1997.
10.4       Stock Option Agreement between Certified Diabetic Services Inc., and Peter J. Fiscina dated
           August 12, 1997.
10.5       Stock Option Agreement between Certified Diabetic Services Inc., and Peter J. Fiscina dated
           September 2, 1997.
10.6       Stock Option Agreement between Certified Diabetic Services Inc., and Albert R. Ayala dated
           August 12, 1997
10.7       Stock Option Agreement between Certified Diabetic Services Inc., and Albert R. Ayala dated
           September 2, 1997.
10.8       Stock Option Agreement between Certified Diabetic Services Inc., and Frederick J. Roberts,
           dated December 22, 1997.
10.9       Stock Option Agreement between Certified Diabetic Services Inc., and Frederick J. Roberts,
           dated April 1, 1998.
10.10      Employment Agreement between Certified Diabetic Supplies Inc. and Peter J. Fiscina, dated
           November 2, 1995.
10.11      Employment Agreement between Certified Diabetic Supplies Inc. and Myron M. Blumenthal,
           dated November 2, 1995.
10.12      Employment Agreement between Certified Diabetic Supplies Inc. and Albert R. Ayala, dated
           November 2, 1995.
10.13      Employment Agreement between Certified Diabetic Services Inc. and Frederick J. Roberts,
           dated as of December 22, 1997.
10.14      Form of Executive Agreement between Certified Diabetic Services Inc. and the senior executives of Certified Diabetic Services Inc.
10.15      Commitment Letter between First National Bank of Naples and Certified Diabetic Supplies
           Inc., dated June 26, 1997.
10.16      Commercial Security Agreement between First National Bank of Naples and Certified
           Diabetic Supplies, Inc., dated July 31, 1997.
10.17      Promissory Note issued by First National Bank of Naples to Certified Diabetic Supplies Inc.,
           dated July 31, 1997.
10.18      Mortgage and Security Agreement between First National Bank of Naples and Certified
           Diabetic Supplies Inc., dated May 31, 1996.
10.19      Sales Contract between Certified Diabetic Services, Inc. and The Harvest Corporation, dated
           April 6, 1998.
10.20      Purchase and Sale Agreement between Barnett Bank, N.A. and Certified Diabetic Services,
           Inc., as amended on July 31, 1997, August 15, 1997, August 18, 1997 and December 15,
           1997.

  Exhibit
   Number     Description
-----------   --------------------------------------------------------------------------------------------
   10.21      Promissory Note issued by First National Bank of Naples to Certified Diabetic Services,
              Inc., dated December 17, 1997.
   10.22      Mortgage and Security Agreement between First National Bank of Naples and Certified
              Diabetic Services, Inc., dated December 17, 1997.
   10.23      Securities Purchase Agreement between Certified Diabetic Services, Inc. and Leonardo, L.P.,
              GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P.,
              Ramius Fund, Ltd., AGR Halifax Fund, Ltd., and Amro International, S.A., dated March 19,
              1997.
   10.24      Registration Rights Agreement between Certified Diabetic Services, Inc. and Leonardo, L.P.,
              GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P.,
              Ramius Fund, Ltd., AGR Halifax Fund, Ltd., and Amro International, S.A., dated March 19,
              1997.
   10.25      Participating Facility Agreement between Multiplan, Inc. and Certified Diabetic Services
              Inc., dated May 20, 1997.**
   10.26      Diabetic Supplies Agreement between Certified Medical Supplies, Inc., Certified Diabetic
              Services Inc., and Benefit Plan Administrator, Inc., dated July 2, 1997.**
   10.27      Letter of Agreement between Island Group Administrator, Inc., and Certified Diabetic
              Services Health Management Inc., dated January 1, 1998.**
   10.28      Ancillary Provider Agreement between Heritage New York Medical Group and Certified
              Diabetic Services, Inc. dated January 15, 1998.**
   10.29      Purchasing Agreement Contract for Medicare Distributors Pilot Program between Lifescan
              Inc. and Certified Diabetic Services Inc., dated June 2, 1997.**
   10.30      Medicare/Medicaid Strip Rebate Credit Purchasing Agreement between Boehringer
              Mannheim Corporation and Certified Diabetic Services Inc., dated May 22, 1997.**
   10.31      Agreement for Services between Professional Employee Management, Inc. and Certified
              Diabetic Supplies Inc., dated June 9, 1997.
   10.32      Form of Letter Agreement dated as of March 19, 1998 among the Company and certain stockholders of the Company.
   21.1       List of Subsidiaries
  23.1.       Consent of Richard A. Eisner & Company, LLP
   23.2       Consent of Bryan Cave, LLP (appears in Exhibit 5.1).*
    24        Power of Attorney (included on signature page).

------------
 * To be filed by amendment.
** Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application for Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.